Exhibit (b)

Execution Copy

DATED 1 July 2012

USD 4,500,000,000

TERM LOAN FACILITIES AGREEMENT

between

LINDE AG

and

LINDE FINANCE B.V.

as Original Borrowers

arranged by

DEUTSCHE BANK AG

and

MORGAN STANLEY BANK INTERNATIONAL LIMITED

as Mandated Lead Arrangers

with

DEUTSCHE BANK LUXEMBOURG S.A.

acting as Agent

and

OTHERS

SYNDICATED MULTI-CURRENCY TERM LOAN

FACILITIES AGREEMENT

34.	AMENDMENTS AND WAIVERS	79
35.	GOVERNING LAW	79
36.	GENERAL BUSINESS CONDITIONS	79
37.	ENFORCEMENT	79
38.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)	80

SCHEDULE 1 THE ORIGINAL PARTIES	81
PART A THE ORIGINAL OBLIGORS	81
PART B THE MANDATED LEAD ARRANGERS	82
PART C THE ORIGINAL LENDERS	82
SCHEDULE 2 CONDITIONS PRECEDENT	83
PART A CONDITIONS PRECEDENT TO INITIAL UTILISATION	83
PART B CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL BORROWER	85
PART C CONDITIONS TO SUBSEQUENT UTILISATION TO FUND MERGER CONSIDERATION (OR RELATED SHAREHOLDER CONSIDERATION)	87
SCHEDULE 3 REQUESTS	88
PART A UTILISATION REQUEST LOANS	88
PART B FACILITY [A/C] EXTENSION NOTICE	90
PART C SELECTION NOTICE	91
SCHEDULE 4 MANDATORY COST FORMULAE	93
SCHEDULE 5 FORM OF ASSIGNMENT CERTIFICATE	96
SCHEDULE 6 FORM OF TRANSFER CERTIFICATE	99
SCHEDULE 7 FORM OF BORROWER ACCESSION LETTER	102
SCHEDULE 8 FORM OF RESIGNATION LETTER	103
SCHEDULE 9 RESERVATIONS	104
SCHEDULE 10 FORM OF CONFIDENTIALITY UNDERTAKING	107
SCHEDULE 11 TIMETABLE	111
SCHEDULE 12 FORM OF PROCESS AGENT APPOINTMENT LETTER	112
SCHEDULE 13 LIST OF EXCLUDED SUBSIDIARIES	113

THIS AGREEMENT is dated 1 July 2012 and made

BETWEEN:

(1)	LINDE AG as original borrower and guarantor (Linde or the Company);

(2)	LINDE FINANCE B.V. as original borrower (together with the Company the Original Borrowers);

(3)	THE FINANCIAL INSTITUTIONS listed in Part B (The Mandated Lead Arrangers) of Schedule 1 (The Original Parties) as mandated lead arrangers (the Arrangers);

(4)	THE FINANCIAL INSTITUTIONS listed in Part C (The Original Lenders) of Schedule 1 (The Original Parties) as lenders (the Original Lenders); and

(5)	DEUTSCHE BANK LUXEMBOURG S.A. as agent of the other Finance Parties (the Agent).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s or Fitch or Baa1 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency.

Acquisition means the acquisition by US Merger Subsidiary of up to 100% (but not less than the majority) of the fully diluted issued and outstanding share capital of the Target by way of a tender offer followed by a merger or otherwise.

Acquisition Costs means any costs relating to the Offer, the Merger and the Finance Documents

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 24.2 (Additional Borrowers).

Additional Cost Rate has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the European foreign exchange market at or about 12:00 noon on a particular day.

Anti Terrorism Law means each of:

(a)	Executive Order No. 13224 of September 23, 2001—Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the Executive Order);

(b)	The Uniting and Strengthening America by providing Appropriate Tools Required to intercept and Obstruct Terrorism Act of 2001, Public Law 107 56 (commonly known as USA Patriot Act);

(c)	The Money Laundering Control Act of 1986, Public Law 99 570; and

(d)	Any similar law enacted in the United States of America subsequent of the date of this Agreement.

Assignment Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Assignment Certificate) or any other form satisfactory to the Agent.

Assignment Date means, in relation to an assignment pursuant to Clause 23.2(b) (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Assignment Date specified in the Assignment Certificate; and

(b)	the date on which the Agent accepts the Assignment Certificate.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

Availability Period means the period from and including the Signing Date until (and including):

(a)	for any utilisation for any of the purposes described in Clause 3.1(a), the Final Settlement Date; and

(b)	for any utilisation for any other purpose, the earlier of (i) the date falling five Months after the Final Settlement Date and (ii) the date on which all Existing Target Debt has been refinanced,

provided that the Availability Period shall expire at the latest on the earlier of

(i)	the date falling 9 Months after the Signing Date; and

(ii)	the Offer Expiry Date.

Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date.

Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

Base Currency means USD.

Base Currency Amount means,

(a)

in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of

Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment (other than a repayment arising from a change of currency), prepayment, consolidation or division of the Utilisation; and

(b)	in any other case the amount calculated by the Agent as specified in the relevant provision.

Borrower means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 24 (Changes to the Obligors).

Borrower Accession Letter means a document substantially in the form set out in Schedule 7 (Borrower Accession Letter).

Borrowings shall mean

(a)	moneys borrowed and debit balances at banks;

(b)	any debenture, bond, note or other security;

(c)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any indebtedness referred to in (i) and (ii),

Break Costs means the amount (if any) by which:

(a)	the interest which a Lender should have received (excluding the Margin and Mandatory Cost) for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, Luxembourg, London and Munich and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial center of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day,

provided that in relation to any notice pursuant to Clause 5.1, any Utilisation or any Utilisation Request (and any Specified Time in relation thereto), Business Day shall mean a day (other than a Saturday or Sunday) on which banks are open for general business in New York.

Change of Control Event means the acquisition of more than 50 percent of the voting rights in Linde by any single person or group of persons acting in concert. For the purposes of this definition acting in concert shall have the meaning of “Verhalten abstimmen” within the meanings of Sec. 30 (2) of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs—und Übernahmegesetz).

Change of Control Termination Notice means a notice of termination delivered by the Agent to the Company pursuant to the terms of Clause 8.2(a) (Change of Control).

Certain Funds Period means the period beginning on the Signing Date and ending on the earlier of:

(a)	the Offer Expiry Date;

(b)	the Final Settlement Date; and

(c)	the date falling 4 Months after the Signing Date provided that, if the Merger cannot be implemented simultaneously with the completion of the Offer this period shall be extended to the date falling 8 Months after the Signing Date.

Clean-Up Period means the period commencing on the Control Date and ending on the date falling three Months after the Merger Completion Date.

Code means, at any date, the US Internal Revenue Code of 1986 and the regulations promulgated and the judicial and administrative decisions rendered under it, all as the same may be in effect at such date.

Commitment means a Facility A Commitment, a Facility B Commitment or a Facility C Commitment.

Commitment Letter means the letter dated 30 June 2012 (as amended or replaced from time to time) between the Arrangers and the Company.

Confidentiality Undertaking means a confidentiality undertaking substantially in the form as set out in Schedule 10 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

Control Date means the date on which Target becomes a member of the Group.

CTA means the Corporation Tax Act 2009 (as applicable in the United Kingdom).

Default means an Event of Default or any event or circumstance specified in Clause 21.11 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Designated Party means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.

Disposal (including with correlative meanings; the terms Dispose, Disposing and Disposition) means a sale, lease, transfer or other disposal by a person of any asset, undertaking or business (whether voluntary or involuntary or by a single transaction or series of transactions).

Employee Plan means an “employee pension benefit plan” as defined in Section 3(a) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which an Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

ERISA means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

ERISA Affiliate means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with an Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Code.

ERISA Event means

(a)     any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b)     the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA;

(c)     the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(d)     any failure by any Employee Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Employee Plan, in each case whether or not waived;

(e)     the failure to make a required contribution to any Employee Plan that would reasonably be expected to result in the imposition of an encumbrance under Section 430 (k) of the Code, or a filing under Section 412(c) of the Code or Section 302(c) of ERISA of any request for a minimum funding variance, with respect to any Employee Plan or Multiemployer Plan;

(f)     an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(g)     the incurrence by any Obligor or any ERISA Affiliate of any material liability with respect to the complete or partial withdrawal of any Obligor or any ERISA Affiliate from any Employee Plan or a Multiemployer Plan as such terms are defined in Sections 4203 and 4205, respectively, of ERISA;

(h)     an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

(i)     a determination that any Employee Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code; and

(j)     the receipt by an Obligor or any of its ERISA Affiliates of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is reasonably expected to be, in “endangered” or “critical” status within the meaning of Section 305 of ERISA.

EStG means the German Income Tax Act (Einkommensteuergesetz).

EURIBOR means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

Euro or € or EUR means the lawful currency of the Participating Member States.

Event of Default means any event or circumstance specified as such in Clauses 22.1 to 22.9 (Events of Default).

Excluded Subsidiary means any member of the Group other than the Company,

(a)	the shares of which are on the Signing Date listed on a stock exchange and which are set out in Schedule 13 (List of Excluded Subsidiaries);

(b)	which, with the consent of the Majority Lenders, will be added by the Company to the List of Excluded Subsidiaries at any time after the Signing Date; or

(c)	which is a Subsidiary of an Excluded Subsidiary pursuant to (a) or (b) above.

Existing Facility Agreement means the syndicated multi-currency revolving credit facility agreement of the Company dated 10 May 2010, as amended and restated from time to time.

Existing Financial Indebtedness means any Financial Indebtedness of any member of the Group outstanding as at the Signing Date.

Existing Target Debt means any Financial Indebtedness of the Target or any of its Subsidiaries outstanding as at the Control Date.

Extended Facility A Repayment Date means the date falling 6 Months after the Original Facility A Repayment Date (as already extended once in case of the second extension thereof).

Extended Facility C Repayment Date means the date falling 12 Months after the Original Facility C Repayment Date (as already extended once in case of the second extension thereof).

Extended Repayment Date means, in relation to Facility A, the Extended Facility A Repayment Date, and in relation to Facility C, the Extended Facility C Repayment Date.

Extension Notice means, in relation to Facility A, the Facility A Extension Notice, and in relation to Facility C, the Facility C Extension Notice.

Extension Option means, in relation to Facility A, the Facility A Extension Option, and in relation to Facility C, the Facility C Extension Option.

External Guarantee means a guarantee, bond, letter of credit, indemnity, hard comfort letter or similar assurance of a member of the Group in respect of Financial Indebtedness of a person that is not a member of the Group.

Facility means Facility A, Facility B or Facility C.

Facility A means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1( The Facilities).

Facility A Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part C (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility A Extension Notice means a request made by the Company to exercise the Facility A Extension Option substantially in the form of Part B of Schedule 3 (Requests).

Facility A Extension Option means the Company’s option to postpone repayment of Facility A Loans until the Extended Facility A Repayment Date, as more particularly described in Clause 7.2 (Facility Extension Options).

Facility A Loan means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

Facility A Repayment Date means Original Facility A Repayment Date or, if the maturity of Facility A has been extended pursuant to Clause 7.2 (Facility Extension Options), the Extended Facility A Repayment Date.

Facility B means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1( The Facilities).

Facility B Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part C (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility B Loan means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

Facility B Repayment Date means the date falling 3 years after the Signing Date.

Facility C means the term loan facility made available under this Agreement as described in paragraph (c) of Clause 2.1( The Facilities).

Facility C Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility C Commitment” in Part C (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility C Extension Notice means a request made by the Company to exercise the Facility C Extension Option substantially in the form of Part B of Schedule 3 (Requests).

Facility C Extension Option means the Company’s option to postpone repayment of Facility C Loans until the Extended Facility C Repayment Date, as more particularly described in Clause 7.2 (Facility Extension Options).

Facility C Loan means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

Facility C Repayment Date means the Original Facility C Repayment Date or, if the maturity of Facility C has been extended pursuant to Clause 7.2 (Facility Extension Options), the Extended Facility C Repayment Date.

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fee Letter means any letter or letters dated 30 June 2012 or on or about the Signing Date between the Arrangers and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 12 (Fees).

Final Settlement Date means the date falling five Business Days after the date on which all payments which have to be made to fully discharge the obligations of US Merger Subsidiary pursuant to the Offer and the Merger have fallen due.

Finance Document means this Agreement, the Commitment Letter, any Fee Letter, any Borrower Accession Letter, any Selection Notice, any Resignation Letter and any other document designated as such by the Agent and the Company.

Finance Party means the Agent, an Arranger or a Lender.

Finance Subsidiary shall mean a Subsidiary of the Company which is incorporated in a member state of the Organisation for Economic Co-operation and Development (OECD) or a member state of the European Union and whose main purpose is to raise finance for the Group and to provide financial services to members of the Group.

Financial Indebtedness means any obligation for the payment or repayment of money, whether present or future, of any person for or in respect of:

(a)	moneys borrowed and debit balances at banks;

(b)	any debenture, bond, note or other security;

(c)	any acceptance credit;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or taking of possession by the party liable where the advanced or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset, in each case excluding

(i)	any payment which is advanced or deferred for not more than ninety (90) days or which otherwise constitutes an advanced or deferred payment customary in the industry concerned; and

(ii)	for the purpose of Clause 22.4 (Cross default), any such indebtedness subject to a bona fide dispute;

(f)	leases entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)	currency swap or interest rate swap, cap or collar arrangements or other form of interest or currency hedging transaction (provided that, when calculating the value of any such derivative transaction, only the mark to market value shall be taken into account); or

(h)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any indebtedness referred to in (a) through (g) above.

Fitch means Fitch Ratings Ltd. or any successor to its rating agency business.

Group means the Company and its consolidated Subsidiaries from time to time.

Guarantor means the Company.

Holding Company means, in relation to a company or corporation any other company or corporation in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest and lump sum damages).

ITA means the Income Tax Act 2007 (as applicable in the United Kingdom).

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to any Loan in a currency other than EUR:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

Loan means a Facility A Loan, a Facility B Loan or a Facility C Loan.

Loan Note means each floating rate loan note issued by a member of the Group in the context of the acquisition of The BOC Group plc.

Major Breach means any breach of any of the following provisions:

(a)	Clause 21.1 (Negative pledge);

(b)	Clause 21.3 (Disposals);

(c)	Clause 21.4 (Compliance with laws);

(d)	Clause 21.6(b) (Change of Business);

(e)	Clause 21.6(d) (Change of Business);

(f)	Clause 21.8 (Borrowings); and

(g)	Clause 21.10 (Acquisition undertakings).

Major Default means any Default arising under any of the following provisions (but only so far as they affect or relate to an Obligor, a Material Subsidiary (other than Target and its Subsidiaries) or (where applicable) to the US Merger Subsidiary or several of them):

(a)	Clause 22.1 (Non-payment);

(b)	Clause 22.2 (Other obligations) but only insofar as it relates to a Major Breach;

(c)	Clause 22.3 (Misrepresentation) but only insofar as it relates to a Major Representation;

(d)	Clause 22.5 (Insolvency);

(e)	Clause 22.6 (Insolvency proceedings); or

(f)	Clause 22.9 (Invalidity, Unlawfulness and Repudiation).

Major Representation means any of the following representations contained in this Agreement (but in relation to paragraph (a) through (f) below only so far as they affect or relate to an Obligor):

(a)	Clause 19.1 (Status);

(b)	Clause 19.2 (Binding obligations);

(c)	Clause 19.3 (Non-conflict with other obligations);

(d)	Clause 19.4 (Power and authority);

(e)	Clause 19.5 (Validity and admissibility in evidence);

(f)	Clause 19.17 (Business of certain members of the Group); or

(g)	Clause 19.18 (Offer and Merger).

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

Margin means the rate per annum determined by reference to the credit ratings from time to time assigned by Standard & Poor’s and Moody’s (or alternatively, at the option of Linde, by one of Standard & Poor’s and Moody’s together with the respective credit rating assigned by either (i) Fitch Ratings or (ii) an alternative rating agency agreed to by the Majority Lenders) to Linde’s long-term senior unsecured and unsubordinated debt obligations (each a Rating) and last published in accordance with the following ratchet and the following provisions:

Rating	Facility A (bps p.a.)	Facility B (bps p.a.)	Facility C (bps p.a.)
A+/A1 (or higher)	47.5	75.0	80.0
A/A2	52.5	80.0	85.0
A-/A3	62.5	90.0	95.0
BBB+/Baa1	77.5	105.0	110.0
BBB/Baa2	97.5	125.0	130.0
BBB-/Baa3 (or lower)	127.5	155.0	160.0

An increase or decrease of the Margin shall take effect on the date on which a new Rating is published.

Unless repaid or prepaid in full prior thereto, the applicable Margin for Facility A (at each level of the above grid) will increase by 15 bps each on the date falling six Months after the earlier of (a) the date on which primary syndication of the Facilities has occurred (as confirmed by the Arrangers) and (b) 15 September 2012 and thereafter in three-monthly intervals.

If an Event of Default is outstanding or there is no Rating available at any time, the Margin applicable to a Facility will be the highest Margin specified for that Facility in the above table.

In case of a split Rating, the Margin shall be the arithmetic mean of the percentages per annum set out next to the respective Ratings. If there is only one Rating, the Margin will be determined on the basis of that Rating.

Material Adverse Effect means a material adverse effect on the business, assets or financial condition of the Company or the Group taken as a whole which in each case is reasonably likely to adversely affect the ability of the Company to perform its payment obligations under any Finance Document.

Material Subsidiary means from time to time any member of the Group (other than the Company and any Excluded Subsidiary) which contributed at least three per cent. to the Group’s (i) total net sales and/or (ii) total assets, in each case as shown in the consolidated financial statements of the Company last delivered pursuant to Clause 20.1(a)(ii) or Clause 20.1(b), provided that

(a)	the Target (and its Subsidiaries) will be taken into account on a pro forma basis once they become a member of the Group, and

(b)	where a member of the Group becomes such a member after the date on which the latest consolidated statements of the Company have been prepared such new member of the Group shall be a Material Subsidiary if its net assets and/or total sales determined on the basis of its latest annual financial statements are equal to or greater than three per cent. of the Group’s (i) total net sales and/or (ii) total assets, in each case as shown in the consolidated financial statements of the Company last delivered pursuant to Clause 20.1(a)(ii) or Clause 20.1(b).

A certificate executed by one of the Company’s management board members (Vorstand) together with one other member of the Company’s senior management that a Subsidiary is or is not or was or was not at a specified date a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

Merger means the proposed merger of US Merger Subsidiary with and into Target following closing of the Offer.

Merger Agreement means the agreement and plan of merger on which the Merger will be based, substantially in the form of the draft of Weil, Gotshal & Manges LLP dated 30 June 2012 and delivered to the Arangers prior to signing of this Agreement.

Merger Completion Date means the date upon which US Merger Subsidiary merges with and into Target pursuant to the Merger Agreement.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last month of any period.

Moody’s means Moody’s Investor Service, Inc. or any successor to its rating agency business.

Multiemployer Plan means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA that is contributed to for any employees of an Obligor or any ERISA Affiliate.

Non-funding Lender means any Lender which has failed to make or participate in any Utilisation when required to do so under this Agreement, has declared its general inability to make payments to its creditors, has given notice to the Company and the Agent that it does not intend to make or participate in any Utilisation when required to do so in accordance with the terms of this Agreement or has, upon request by either the Company (with a copy to the Agent) or the Agent, failed to confirm its willingness and ability to make or participate in any Utilisation when required to do so in accordance with the terms of this Agreement within a period of 10 (ten) Business Days from the date of the respective request.

Obligor means a Borrower or the Company.

Offer means the voluntary tender offer by US Merger Subsidiary to the holders of Target Shares in accordance with the Merger Agreement.

Offer Expiry Date means the date upon which the Offer (i) is withdrawn or (ii) may no longer be completed due to a final non-fulfilment of any offer condition which may no longer be validly and in accordance with the Finance Documents waived by US Merger Subsidiary.

Optional Currency means EUR.

Original Facility A Repayment Date means the date falling 1 year after the earlier of:

(a)	the date on which primary syndication of the Facilities has occurred (as confirmed by the Arrangers); and

(b)	15 September 2012.

Original Facility C Repayment Date means the date falling 3 years after the Signing Date.

Original Financial Statements means:

(a)	in relation to the Company, its audited unconsolidated financial statements and the audited consolidated financial statements of the Group for the financial year ended 31 December 2011;

(b)	in relation to Linde Finance B.V., its audited unconsolidated financial statements for the financial year ended 31 December 2011; and

(c)	in relation to an Additional Borrower acceding to this Agreement after the date hereof its most recent annual unconsolidated (and, if available, consolidated) (audited, if available) financial statements available at the date of such accession or its opening balance sheet if at the date of accession no financial statement are available.

Original Obligor means an Original Borrower or the Guarantor.

Participating Member State means any member state of the European Communities that has the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Party means a party to this Agreement.

PBGC means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

Project Company means, at any time, a limited purpose entity organised and operated solely for the purpose of the financing, construction and subsequent operation and exploitation of a building, factory or other project that is intended at such time to operate, with effect substantially from and after the build-out period for such project, without the benefit of any of the following from the Company or any of its Subsidiaries that are not Project Companies: any credit support for, guarantee of, or Security on any assets (other than the shares of the limited purpose entity and the claims under any shareholder loan granted to the limited purpose entity) of the Company or any of its Subsidiaries that are not Project Companies securing any Financial Indebtedness of such limited purpose entity (including any undertaking, agreement or instrument evidencing such Financial Indebtedness) (Projektgesellschaft).

Project Financing Transaction means any transaction in connection with the long term financing of infrastructure and/or industrial projects based primarily upon the projected cash flows of the project.

Quotation Day means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is USD) two Business Days before the first day of that period; or

(b)	(if the currency is Euro) two TARGET Days before the first day of that period.

Rating means the rating of the Company’s long term senior unsecured and unsubordinated debt obligations by a Rating Agency from time to time; provided that a reference to a Rating or Ratings in this Agreement shall always refer to the Rating by at least one of Moody’s or Standard & Poor’s.

Rating Agency means Fitch, Moody’s, Standard & Poor’s or any other rating agency of international reputation agreed between the Company and the Majority Lenders.

Reference Banks means Barclays Bank PLC, Citibank, N.A., Deutsche Bank Luxembourg S.A., HSBC Bank PLC and/or such other banks as may be appointed by the Agent in consultation with the Company.

Regulation U means Regulation U of the Board of Governors of the Federal Reserve System of the United States, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

Relevant Interbank Market means, in relation to euro, the European interbank market and, in relation to USD, the London interbank market.

Relevant Jurisdiction means in relation to any Obligor the jurisdiction in which it is incorporated.

Repayment Date means the Facility A Repayment Date, the Facility B Repayment Date or the Facility C Repayment Date.

Repeated Representations means each of the representations set out in Clauses 19.1 (Status), 19.2 (Binding Obligations), 19.3 (Non-conflict with other obligations), 19.4 (Power and authority), 19.5 (Validity and admissibility in evidence), 19.6 (Governing law and enforcement), 19.8 (No Event of Default), 19.10 (Financial Statements), 19.12 (Pari passu ranking), 19.13 (No Insolvency), 19.15 (Ownership) and 19.17 (Business of certain members of the Group).

Reservations has the meaning given to it in Schedule 9 (Reservations).

Resignation Letter means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

Screen Rate means:

(a)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period; and

(b)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen or, if there is more than one appropriate page, the respective page agreed between the Agent and the Company. If the relevant page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

Security means a mortgage, land charge, charge, pledge, lien, assignment or transfer for security purposes, retention of title arrangement or other in rem security interest (dingliche Sicherheit) securing any obligation of any person or any other agreement or arrangement having a similar effect.

Selection Notice means a notice substantially in the form set out in Part C of Schedule 3.

Signing Date means the date of this Agreement.

Solicited Rating shall mean:

(a)	in the case of a merger where the Company is the surviving entity, the Rating; or

(b)	the rating from Standard & Poor’s or Moody’s of the long term senior unsecured and unsubordinated debt obligations of the entity into which the Company merges,

which in each case has been assigned on the basis of a rating agreement concluded between the relevant party and such rating agency provided that such rating will cease to be a Solicited Rating at the time when the term of the respective rating agreement has come to an end.

Specified Time means a time determined in accordance with Schedule 11 (Timetables).

Standard & Poor’s means Standard & Poor’s Corporation Rating Service, a division of McGraw & Hill, Inc, or any successor to its rating agency business.

Subsidiary means a subsidiary within the meaning of sections 15—17 Stock Corporation Act (Aktiengesetz).

Syndication Date means the day on which the Arrangers confirm that primary syndication of the Facilities has been completed following transfer of rights or obligations under the Finance Documents to the parties participating as lenders of record in primary syndication.

TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which uses a single shared platform and which was launched on 19 November 2007.

TARGET Day means any day on which TARGET2 is open for the settlement of payments in euro.

Target means Lincare Holdings Inc.

Target Group means the Target and its consolidated subsidiaries.

Target Share means any share in the capital of the Target issued and outstanding from time to time.

Tax means any tax, levy, impost, duty or other related charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by any taxing authority in any jurisdiction.

Total Commitments means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility A Commitments, being USD 4,500,000,000 at the Signing Date.

Total Facility A Commitments means the aggregate of the Facility A Commitments, being USD 2,500,000,000 at the Signing Date.

Total Facility B Commitments means the aggregate of the Facility B Commitments, being USD 1,000,000,000 at the Signing Date.

Total Facility C Commitments means the aggregate of the Facility C Commitments, being USD 1,000,000,000 at the Signing Date.

Transfer Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

Transfer Date means, in relation to an assignment and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 23.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent accepts the Transfer Certificate.

UK Finance Subsidiary means a direct or indirect wholly-owned subsidiary of the Company to be newly incorporated under the laws of England the purpose of which is to obtain and to provide financing to other members of the Group.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US Bankruptcy Code means the US Bankruptcy Code (Title 11 of the US Code), as amended.

US Dollar or $ or USD or US$ means the lawful currency from time to time of the United States of America.

US Finance Subsidiary means a direct or indirect wholly-owned subsidiary of Linde to be newly incorporated under the laws of Delaware the purpose of which is to obtain and to provide financing to other members of the Group.

US Merger Subsidiary means a direct or indirect wholly-owned subsidiary of the Company newly incorporated or to be newly incorporated under the laws of Delaware.

Utilisation means a Loan.

Utilisation Date means the date on which a Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Part A of Schedule 3 (Requests).

VAT means value added tax as provided for in the Value Added Tax Act (Umsatzsteuergesetz) and any other tax of a similar nature in any jurisdiction in or outside Germany.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Agent, any Arranger, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	director shall be construed as any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(iv)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	gross negligence means grobe Fahrlässigkeit and wilful misconduct means Vorsatz;

(vi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	majority-owned Subsidiary of a person means a Subsidiary of such person whose voting equity shares are (directly or indirectly) more than 50% owned by such person;

(viii)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(ix)	promptly is to be construed as unverzüglich (without undue delay) as contemplated in the first paragraph of section 121 of the German Civil Code (Bürgerliches Gesetzbuch);

(x)	a regulation means any regulation, rule, official directive, obligation imposed by an order, permit or public law agreement, request or guideline of or made with any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation, whether or not having the force of law but, if not, where compliance is customary;

(xi)	wholly-owned Subsidiary of a person means a Subsidiary of such person whose voting and non-voting equity shares are (directly or indirectly) 100% owned by such person provided that in making this determination any shares of such a Subsidiary (or any other intermediate Subsidiary that directly or indirectly owns shares in such Subsidiary) that are held by:

(A)	a director of such Subsidiary for the sole purpose of satisfying a legal requirement that such director be a shareholder of such Subsidiary, provided such director is required by law or pursuant to contract (to the extent permitted by applicable law) to transfer such shares to or at the direction of the person who transferred the relevant share or shares to such director forthwith (or if not forthwith, then on demand) upon such director’s ceasing to be a director of such company; or

(B)	any other person for the sole purpose of satisfying a legal requirement that such Subsidiary have a minimum number of shareholders,

shall re disregarded (it being understood that no such legal requirements exist in the United States, and for the avoidance of doubt, for purposes of the defined terms “US Finance Subsidiary”, “US Merger Subsidiary” and “Target”, the proviso to this provision shall not apply);

(xii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiii)	a time of day is a reference to Central European Time (CET).

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (or an Event of Default) is continuing if it has not been remedied or waived.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)	a multi-currency term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)	a multi-currency term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

(c)	a multi-currency term loan facility in an aggregate amount equal to the Total Facility C Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several and do not constitute a joint obligation (Ausschluß der gesamtschuldnerischen Haftung). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and do not constitute a joint creditorship (Ausschluß der Gesamtgläubigerschaft) and any debt arising under the Finance Documents to a Finance Party from an Obligor shall, except as otherwise set out in this Agreement or any other Finance Document, be a separate and independent debt (Ausschluß der gesamtschuldnerischen Haftung).

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Borrowers’ obligations

The obligations of each Borrower (in its capacity as borrower) under the Finance Documents are several and do not constitute a joint obligation (Gesamtschuld). Failure by a Borrower to perform in its capacity as borrower obligations under the Finance Documents does not affect the obligations of any other Borrower in such Borrower’s capacity as borrower under the Finance Documents.

2.4	Company as Obligors’ Agent

(a)	Each Obligor (other than the Company and any Borrower incorporated in The Netherlands) irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement, to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Finance Document and to enter into any agreement in connection with the Finance Documents (notwithstanding that the same may affect such Obligor), without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on that Obligor pursuant to the Finance Documents to the Company on its behalf,

and in each case the Obligor shall be bound thereby as though such Obligor itself had supplied such information, given such notices and instructions, executed such Finance Document or agreement or received any such notice, demand or other communication. The Company shall be released from the restrictions set out in section 181 of the German Civil Code (Bürgerliches Gesetzbuch) or restrictions having a similar effect under any other applicable law.

(b)	In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facilities towards financing or refinancing, directly or indirectly of:

(a)	all or part of the consideration payable by US Merger Subsidiary for the acquisition of up to 100 per cent. of the then issued and outstanding Target Shares pursuant to the Offer followed by the Merger, in each case as set forth in the Merger Agreement;

(b)	so long as there has been delivered no later than one Business Day prior to the Utilisation Date a Utilisation Request of which all or a portion of the proceeds will be applied in accordance with paragraph (a) above, Existing Target Debt together with any break funding costs, redemption premium and other costs payable in connection with such refinancing; and

(c)	so long as there has been delivered no later than one Business Day prior to the Utilisation Date a Utilisation Request of which all or a portion of the proceeds will be applied in accordance with paragraph (a) above, Acquisition Costs.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	No Borrower (or the Company on its behalf) may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)	No Borrower (or the Company on its behalf) may deliver a Utilisation Request in relation to a Utilisation for the purpose of paying the consideration payable pursuant to the Merger unless the Agent has received all of the evidence listed in Part C of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will, subject to Clause 4.4 (Certain Funds), only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default or Event of Default is continuing or would result from the proposed Loan; and

(b)	the Repeated Representations made by each Obligor are true in all material respects.

4.3	Maximum number of Utilisations

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 20 Loans would be outstanding.

(b)	A Borrower (or the Company on its behalf) may not request that a Loan be divided if, as a result of the proposed division, 20 or more Loans would be outstanding.

4.4	Certain Funds

(a)	During the Certain Funds Period, no Lender may refuse to make a Loan available, cancel any Commitment, exercise any right of rescission or similar right or remedy which it may have in relation to any Loan or accelerate repayment of any Loan unless:

(i)	the Company has not delivered all of the documents and other evidence listed in Part A (and, in respect of any Utilisation Request for purposes of funding consideration relating to the Merger, Part C) of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (acting reasonably);

(ii)	a Major Representation is incorrect in any material respect or will be incorrect in any material respect immediately after the Loan is made;

(iii)	a Major Default is outstanding or will result from the making of the Loan;

(iv)	a Change of Control Event has occurred; or

(v)	it is unlawful for that Lender to perform any of its obligations under the Finance Documents.

(b)	Nothing in this Clause 4.4 will affect the rights of any Finance Party in respect of any outstanding Default upon expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time, provided that, in case it intends to deliver a Utilisation Request with less than 3 Business Days’ notice, it has given notice to the Agent no later than the Specified Time indicating the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation is on the initial Utilisation Date. Only one Loan may be requested in each subsequent Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is USD, a minimum of USD 20,000,000 or greater multiples of USD 5,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is EUR, a minimum of EUR 20,000,000 or greater multiples of EUR 5,000,000 or, if less, the Available Facility; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Order of Utilisation

Facility B may only be utilised once Facility C has been fully utilised, and Facility A may only be utilised once Facilities B and C have been fully utilised.

5.5	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.6	Cancellation of Commitment

The Total Commitments shall be immediately cancelled at the end of the Availability Period.

6.	OPTIONAL CURRENCY

6.1	Selection of currency

(a)	A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Utilisation:

(i)	(in the case of an initial Utilisation) in a Utilisation Request; and

(ii)	(afterwards in relation to a Loan made to it) in a Selection Notice.

(b)	If a Borrower (or the Company on behalf of a Borrower) fails to issue a Selection Notice in relation to a Loan, the Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(c)	If a Borrower (or the Company on behalf of a Borrower) issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and the Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2	Change of currency

(a)	If a Facility A Loan is to be denominated in different currencies during two successive Interest Periods:

(i)	if the currency for the second Interest Period is the Optional Currency, the amount of the Loan in the Optional Currency will be calculated by the Agent as the amount of the Optional Currency equal to the Base Currency Amount of the Loan at the Agent’s Spot Rate of Exchange at the Specified Time;

(ii)	if the currency for the second Interest Period is the Base Currency, the amount of the Loan will be equal to the Base Currency Amount;

(iii)	(unless the Agent and the Borrower agree otherwise in accordance with paragraph (b) below) the Borrower that has borrowed the Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)	(subject to Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Loan in the new currency in accordance with Clause 6.4 (Agent’s calculations).

(b)	If the Agent and the Borrower that has borrowed the Loan agree, the Agent shall:

(i)	apply the amount paid to it by the Lenders pursuant to paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Loan is outstanding for the first Interest Period; and

(ii)	use the amount it purchases in or towards satisfaction of the relevant Borrower’s obligations under paragraph (a)(iii) above.

(c)	If the amount purchased by the Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the relevant Borrower by five per cent. (a Clause 6.2 Holdover Amount) or more, the Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Loan for the first Interest Period) equal to the difference.

(d)	If any part of the amount paid to the Agent by the Lenders pursuant to paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

6.3   Optional Currency during successive Interest Periods

(a)	If a Loan is to be denominated in the Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Loan at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i)	if the amount calculated is less than the existing amount of that Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower that has borrowed that Loan and that Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)	if the amount calculated is more than the existing amount of that Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Event of Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)	If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent’s Spot Rate of Exchange at the Specified Time has increased or decreased by less than five per cent. (a Clause 6.3 Holdover Amount) compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

6.4   Agent’s calculations

(a)	All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment, prepayment, consolidation or division of Loans to be made on the last day of the first Interest Period.

(b)	Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause (b) (Lenders’ participation).

(c)	For the avoidance of doubt, in no circumstances will the aggregate of all Clause 6.2 and Clause 6.3 Holdover Amounts outstanding from the Borrowers be permitted to exceed five per cent of the total Utilisations of such Facility.

7.     REPAYMENT

7.1   Repayment of Loans

(a)	Each Borrower which has drawn a Loan shall repay that Loan on the Repayment Date of the relevant Facility.

(b)	Any amounts repaid under paragraph (a) above may not be re-borrowed.

7.2   Facility Extension Options

(a)	The Company may, subject to the condition precedent that on the date of the relevant Extension Notice and on the relevant Facility’s Repayment Date:

(i)	the Repeated Representations are true and correct in all material respects; and

(ii)	no Event of Default is outstanding or would result from the exercise of such Extension Option,

exercise the Extension Option by giving to the Agent a duly completed Extension Notice. An Extension Option may only be exercised twice in respect of the same Facility.

(b)	An Extension Notice shall not be valid unless:

(i)	it is given on a Business Day falling at least 10 but not more than 60 Business Days prior to the relevant Facility’s Repayment Date, or if such date is not a Business Day, the immediately preceding Business Day; and

(ii)	it specifies those Loans that will be subject to the Extension Option.

(c)	Upon the Agent’s receipt of an Extension Notice in compliance with the provisions of paragraphs (a) and (b) above and the fee payable under and calculated in accordance with Clause 12.2 (Extension Option Fees), the relevant Facility’s Repayment Date shall automatically and without further action required by any Party be extended to the applicable Extended Repayment Date.

(d)	The Agent shall notify the Lenders promptly upon its receipt of an Extension Notice.

8.     PREPAYMENT AND CANCELLATION

8.1   Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2   Change of control

(a)	Upon the occurrence of a Change of Control Event, the Agent (acting on the instructions of the Majority Lenders) shall have the right to terminate a Facility by giving a written Change of Control Termination Notice to the Company (to be given within 30 days after notice has been given by the Company to the Agent of such Change of Control Event). Upon receipt of such Change of Control Termination Notice that Facility will be cancelled as set forth in paragraph (c) below and all Utilisations shall be repaid together with accrued interest as set forth in paragraph (b) below.

(b)	Any repayment pursuant to paragraph (a) above of a Utilisation outstanding at the relevant time shall be made in full with accrued interest on (i) the earlier of the last day of the Interest Period for that Utilisation and the date falling 60 days after the date of the Change of Control Event or (ii) if later, the fifteenth Business Day following receipt by the Company of the Change of Control Termination Notice.

(c)	If a Change of Control Termination Notice is given pursuant to the provisions of paragraph (a) above, any undrawn Commitments shall automatically be cancelled on the date the Change of Control Termination Notice is given and, upon any repayment made thereafter or any repayment made in accordance with the provisions of paragraph (b) above, a portion of that Facility corresponding to the amount repaid or prepaid shall automatically be cancelled with effect from the date such repayment or prepayment is made.

8.3   Prepayment from extra-ordinary proceeds

(a)	For the purposes of this Clause 8.3 (Prepayment from extra-ordinary proceeds):

Disposal Proceeds means the net cash proceeds of any disposal of any asset or business by a member of the Group (other than Excluded Subsidiaries) (whether by way of share or asset sale) made in reliance on Clause 21.3(k).

Equity Proceeds means the net cash proceeds of any issuance by Linde or any Obligor of any share capital to any person or persons (other than a member of the Group).

Borrowing Proceeds means the net cash proceeds of any issuance or incurrence by any member of the Group (other than Excluded Subsidiaries) of any debt capital market instrument or any bank financing, other than:

(i)	any financing incurred under this Agreement, the Existing Facility Agreement or any other facility agreement existing on the Signing Date;

(ii)	any debt capital market instrument or bank financing issued or incurred to refinance or defease Existing Financial Indebtedness at its scheduled maturity (subject to application towards such refinancing within 90 days);

(iii)	any working capital facility with an initial maturity of less than one year;

(iv)	any financing incurred locally for local financing needs by Subsidiaries of the Company (other than an Obligor) as permitted under this Agreement;

(v)	any commercial paper issued under CP programmes or notes issued under MTN programmes in each case existing on the Signing Date; and

(vi)	any Project Financing Transaction.

(b)	The Company undertakes that an amount equal to all Equity Proceeds and/or Borrowing Proceeds shall be applied promptly and in any case no later than within 10 days from the date of receipt in prepayment of Facility A and the obligation to prepay Facility A pursuant to this paragraph (b) shall cease to apply as and when all Facility A Loans have been repaid or prepaid in full.

(c)	The Company undertakes that an amount equal to all Disposal Proceeds shall be applied promptly and in any case no later than within 30 days from the date of receipt first in prepayment of Facility A and, after repayment and/or prepayment in full of all Facility A, in repayment of Facility B and/or Facility C as the Company may determine in its discretion.

(d)	A Facility A Lender who (or whose affiliate) has subscribed for a capital increase in the Company may, if it gives the Agent no less than 2 Business Days prior notice, elect to waive its share of the respective prepayment from Equity Proceeds. In such case the remaining Equity Proceeds shall be applied between the other Facility A Lenders pro rata until all Facility A Loans have been prepaid in full. Any Lender that elects to make use of this right (each an Electing Lender) shall be entitled to a preferential treatment on any future mandatory prepayment such that prior to any payment being made to any other Lender the Agent shall first pay to each Electing Lender an amount equal to the amount required to put each Electing Lender in the same position as any other Bank. In case there is more than one Electing Lender, and the amount of the prepayment concerned is not sufficient to put each Electing Lender in the same position as any other Bank, any such payment shall be made pro rata.

8.4   Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 20,000,000) of an Available Facility. Any cancellation under this Clause 8.3 shall reduce the Lenders’ Commitments under that Facility rateably.

8.5   Automatic cancellation

(a)	(i) Any Commitments undrawn after the Final Settlement Date other than the amount notified by the Company to the Agent 3 Business Days prior to the Final Settlement Date as the amount which may still be required to draw funds for the purpose of refinancing Existing Target Debt (including any break funding costs, redemption premium and other costs payable in connection with such refinancing) or the payment of Acquisition Costs and (ii) any Commitment undrawn upon the expiry of the Availability Period shall automatically be cancelled.

(b)	If Equity Proceeds from the issuance of any share capital of the Company or Borrowing Proceeds are being received by the Company or any other member of the Group prior to the first Utilisation of the Facilities, Facility A shall automatically be cancelled in an amount equal to the amount of the net cash proceeds thereof (if received in EUR converted into USD at the Agent’s Spot Rate of Exchange prevailing on the date of receipt by the relevant member of the Group) with effect as of the date of receipt by the relevant member of the Group.

8.6   Voluntary prepayment

The Borrower to which a Loan has been made may, if it or the Company gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of that Loan in a minimum of USD 20,000,000 or, as the case may be EUR 20,000,000.

8.7   Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b)	If any Lender becomes a Non-funding Lender, the Company may, at any time whilst the Lender continues to be a Non-funding Lender, give the Agent notice of cancellation of the Available Commitment of that Lender. On receipt of such notice, the Available Commitment of the Non-funding Lender shall immediately be reduced to zero. The Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

(c)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(d)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation.

8.8   Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7.2 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of a Facility which is prepaid.

(d)	The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7.2 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR, in relation to any Loan in the Base Currency, or, in relation to any Loan in EUR, EURIBOR; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

9.3	Default interest and lump sum damages

(a)	If an Obligor fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, subject to paragraph (b) below, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). If an Obligor fails to pay interest payable by it under the Finance Documents on its due date, lump sum damages (pauschalierter Schadensersatz) shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). In the case of lump sum damages, the relevant Obligor shall be free to prove that no damages have arisen or that damages have not arisen in the asserted amount and any Finance Party shall be entitled to prove that further damages have arisen. Any interest or lump sum damage accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other duration shorter than twelve Months agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Repayment Date applicable to the relevant Facility.

(f)	Each Interest Period shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	Until the Syndication Date, the duration of each Interest Period shall be one Month or such other period (not exceeding one Month) so as to ensure that the Interest Periods for all Loans then outstanding end on the same date or such other period (not exceeding six Months) as may be agreed between the Company and the Agent.

10.2	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Loans in the same currency which are made to the same Borrower; and

(ii)	end on the same date;

those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then:

(i)	the Agent shall promptly give notice of such to the relevant Borrower, the Company and the Lenders and a Loan which has been requested to be made:

(A)	if the relevant Borrower has given instruction to that effect in the Utilisation Request, shall not be made; or

(B)	if the relevant Borrower has not given such instruction, shall be made, and

(ii)	the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(A)	the Margin;

(B)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(C)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement Market Disruption Event means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Luxembourg on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty-five per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or, if applicable, LIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent or the Company, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee and ticking fee

(a)	The Company shall pay to the Agent (for the account of each Lender)

(i)	from the Signing Date up to and including the earlier of

(A)	the Syndication Date, and

(B)	the date of the first Utilisation of the Facilities,

a ticking fee in the Base Currency computed at the rate of 15 per cent. of the applicable Margin on each Lender’s Available Commitment under the Facilities, and

(ii)	thereafter until the last day of the Availability Period, a commitment fee in the Base Currency computed at the rate of 20 per cent. (for the first three months) and 35 per cent. (for any time after the expiry of three months) respectively of the applicable Margin on each Lender’s Available Commitment under the Facilities.

(b)	The accrued ticking fee and commitment fee is payable quarterly in arrears during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Extension Option Fees

(a)	On each date a Facility A Repayment Date is extended pursuant to the Facility A Extension Option, the relevant Borrower shall pay to the Agent (for the account of each Facility A Lender) an extension fee computed at 0.20 per cent. (in case of the first exercise of the Facility A Extension Option) or 0.10 per cent. (in case of the second exercise thereof) in each case flat on the principal amount of the Facility A Loans so extended, payable on the Original Facility A Repayment Date (as already extended once in case of the second exercise thereof).

(b)	On each date a Facility C Repayment Date is extended pursuant to the Facility C Extension Option, the relevant Borrower shall pay to the Agent (for the account of each Facility C Lender) an extension fee computed at 0.20 per cent. on the principal amount of the Facility C Loans so extended, payable on the Original Facility C Repayment Date (as already extended once in case of the second exercise thereof).

12.3	Arrangement Fee

The Company shall pay to the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.4	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

In this Agreement:

Borrower DTTP Filing means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant UK Borrower, which:

(a)	where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part II of Schedule 1 (The Original Parties), and

(i)	where the UK Borrower is an Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii)	where the UK Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes an Additional Borrower; or

(b)	where it relates to a Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate or Assignment Agreement, and

(i)	where the UK Borrower is a Borrower as at the relevant Transfer Date, is filed with HM Revenue & Customs within 30 days of that Transfer Date; or

(ii)	where the UK Borrower is not a Borrower as at the relevant Transfer Date, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes an Additional Borrower.

ECI Lender means a Lender entitled to receive interest payable with respect to an advance to a US Borrower without deduction or withholding of any United States federal income taxes because that interest payment is effectively connected with the conduct by that Lender of a trade or business within the United States.

German Borrower means a Borrower, which is tax resident in Germany at the date it becomes a Party to this Agreement.

PIE Lender means a Lender entitled to receive interest payable with respect to an advance to a US Borrower without deduction or withholding of any United States federal income taxes because the Lender is entitled to claim the portfolio interest exemption from withholding for that interest payment.

Protected Party means a Finance Party which is or will be subject to any liability or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Qualifying Lender (Germany) means a Lender which is beneficially entitled to interest payable to that Lender under a Finance Document and is

(a)	a Lender which is

(i)	resident in Germany for German income tax purposes;

(ii)	a partnership each member of which is resident in Germany for German income tax purposes; or

(iii)	not so resident in Germany but which carries on a trade or business through a permanent establishment and which brings into account interest payable in respect of that advance in computing its taxable income in Germany; or

(b)	a Treaty Lender.

Qualifying Lender (UK) means a Lender which is beneficially entitled to interest payable to that Lender in respect of a Utilisation under a Finance Document and is

(a)	a Lender

(i)	which is a bank (as defined for the purpose of section 879 of the ITA, making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(ii)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)	a Lender which is

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(c)	a Treaty Lender.

Qualifying Lender (US) means, in relation to a payment of interest under the Finance Documents by a US Borrower, a Lender which is:

(a)	either

(i)	a US Lender;

(ii)	a Treaty Lender;

(iii)	an ECI Lender; or

(iv)	a PIE Lender; or

(b)	otherwise entitled to receive that payment without deduction or withholding of any United States federal income taxes,

and provided in each case that it properly has completed all procedural requirements to establish that it is entitled to receive that payment under the Finance Documents without deduction or withholding of any United States federal income tax.

Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is a Lender falling within paragraph (b) of the definition of “Qualifying Lender (UK)”.

Tax Credit means a credit against, relief or remission for, or repayment of, any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross up) or a payment under Clause 13.3 (Tax indemnity).

Treaty Lender means in relation to an Obligor, a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the relevant Treaty;

(b)	does not carry on a business in the United Kingdom (where a UK Borrower makes the interest payments) or the US (where a US Borrower makes the interest payments) or in Germany (where a German Borrower makes the interest payment) through a permanent establishment with which that Lender’s’s participation in the Utilisation is effectively connected; and

(c)	which under the terms of such Treaty is entitled to receive payments under the Finance Documents from the Obligor without any deduction of Tax.

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom (where a UK Borrower makes the interest payments) or with the United States (where a US Borrower makes the interest payments) or with Germany (where a German Borrower makes the interest payment) which makes provision for full exemption from tax imposed by the Borrower’s jurisdiction (United Kingdom or United States or Germany, as the case may be) on interest (assuming for this purpose only that any applicable procedural requirements are duly complied with).

UK Non-Bank Lender means:

(a)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender which is listed in Part C (The Original Lenders) of Schedule 1 (The Original Parties); and

(b)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate or Assignment Certificate which it executes on becoming a Party.

UK Borrower means a Borrower which is incorporated and/or tax resident in the United Kingdom at the date it becomes a Party to this Agreement.

US Borrower means a Borrower which is created or organised or is otherwise engaged in the conduct of a trade or business in the United States of America for the purposes of United States federal income taxes or, with respect to any Utilisation, a Borrower which identifies itself in writing to the Lenders prior to any Utilisation Request as a US Borrower with respect to such Utilisation.

US Lender means, in relation to a payment of interest on a participation in an Utilisation to a US Borrower, a Lender which is created or organised under the laws of the United States of America or of any State thereof.

Unless a contrary indication appears, in this Clause 13 (Tax Gross Up and Indemnities) a reference to determines or determined means a determination made in the reasonable discretion of the person making the determination.

13.2	Tax gross up

(a)	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company or the relevant Obligor shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall promptly notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor (other than an Obligor that is, or is making a payment on behalf of, a US Borrower) is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom or Germany from a payment of interest on a Utilisation if, on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender (UK) or a Qualifying Lender (Germany), but on that date that Lender is not or has ceased to be a Qualifying Lender (UK) or a Qualifying Lender (Germany) other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)

(A)	the relevant Lender is a Qualifying Lender (UK) solely under paragraph (b) of the definition of Qualifying Lender (UK);

(B)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to that payment and that Lender has received from that Obligor or the Company a certified copy of that Direction; and

(C)	the payment could have been made to such Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender (UK) solely under paragraph (b) of the definition of Qualifying Lender (UK) and it has not, other than by reason of any change after the Signing Date in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Company; or

(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to such Lender without the Tax Deduction had that Lender complied with its obligations under paragraphs (i) or (j) (as applicable), below.

(e)	An Obligor that is, or is making a payment on behalf of, a US Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United States from a payment of interest under the Finance Documents if, on the date on which the payment falls due, (i) the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender (US), but on that date that Lender is not or has ceased to be a Qualifying Lender (US) other than as a result of or any change, after the date it became a Lender under this Agreement, in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or (ii) the US Obligor making the payment is able to demonstrate that the payment could have been made to such Lender without the Tax Deduction had that Lender complied with its obligations under paragraphs (o) or (p) below.

(f)	No Obligor is required to make increased payment to a Lender under paragraph (c) above in respect of any Tax Deduction required as a result of a failure by a Lender to comply with all requirements under Chapter 4, Subtitle A of the Code to permit the Obligor to make payments to such Lender without deduction or withholding of any United States federal income tax.

(g)	If an Obligor is required to make a Tax Deduction, such Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(h)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(i)

(i)	Unless paragraph (p) below applies and subject to this paragraph (i)(ii) below, a Treaty Lender shall complete and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing, any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)

(A)	A Treaty Lender which becomes a Party on the day on which this Agreement is entered into which holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part II of Schedule 1 (The Original Parties); and

(B)	a New Lender which is a Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Assignment Certificate which it executes, and, having done so, that Lender shall be under no obligation pursuant to this paragraph (i) above with respect to any payments under the Finance Documents to any UK Borrower.

(j)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (i)(ii) above and:

(i)	a UK Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	a UK Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(k)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (i)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Utilisation unless the Lender otherwise agrees.

(l)	A UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(m)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(n)	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(o)	If appropriate, each Finance Party which is not a Qualifying Lender agrees that, upon request by an Obligor affected, it shall deliver, as soon as it can (and is entitled to) do so in the ordinary course of business, to such Obligor the relevant tax form as may be required under the laws of the Relevant Jurisdiction or under the relevant Treaty to avoid or reduce a Tax Deduction.

(p)	If requested by the Agent or by (or on behalf of) a US Borrower, a Qualifying Lender (US) shall, as soon as reasonably practicable, deliver to that US Borrower or the Company:

(i)	a duly completed United States of America Internal Revenue Service Form W-8BEN relating to exemption from withholding in respect of payments made by that US Borrower to that Lender in relation to participations in Utilisations to that US Borrower:

(A)	in the case of a PIE Lender, claiming that Lender’s entitlement to the United States federal “portfolio interest exemption” in relation to participations in Utilisations to that US Borrower; or

(B)	in the case of a Treaty Lender, certifying that that Lender is entitled to a zero rate of withholding under a Treaty;

(ii)	in the case of an ECI Lender, a duly completed United States of America Internal Revenue Service Form W-8ECI certifying that the payments made by that US Borrower to that Lender in relation to participations in Utilisations to that US Borrower are effectively connected with the conduct by that Lender of a trade or business within the United States of America; or

(iii)	in the case of foreign intermediary or foreign flow-through entity, a duly completed United States of America Internal Revenue Service Form W-8IMY with all appropriate attachments establishing full exemption from withholding in respect of payments made by that US Borrower to that Lender in relation to participations in Utilisations to that US Borrower;

(iv)	in the case of a US Lender, a duly completed United States of America Internal Revenue Service Form W-9; or

(v)	in the case of any other Qualifying Lender (US) other than a US Lender, such other evidence as may reasonably be required from time to time to establish that the Lender is entitled to full exemption or relief from any federal taxation otherwise imposed by the United States of America in relation to participations by that Lender in Utilisations to that US Borrower, provided always that no Lender shall have any obligation to complete or deliver any document under this paragraph (p) to the extent that it is unable properly so to do by reason of a change in Tax law.

(q)	Each Finance Party confirms on the date it becomes a Party to this Agreement (whether by transfer or otherwise) that it is or would be a Qualifying Lender (UK) with respect to any payments under the Finance Documents by any relevant UK Borrower and a Qualifying Lender (US) with respect to any payments under the Finance Documents by any relevant US Borrower, in each case, unless otherwise notified to the Company and the Agent and each Finance Party agrees to promptly notify the Company if it is a Treaty Lender.

13.3	Tax indemnity

(a)	The Company shall (within five Business Days of demand by the Agent) pay (or procure that an Obligor pays) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax (including the loss or setting-off of any relief, deduction, credit or allowance in respect of tax which would otherwise have been available to that Protected Party) by that Protected Party in respect of a Finance Document, except as provided below in (b).

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on a Finance Party under the laws of (x) the jurisdiction in which that Finance Party is incorporated, (y) the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes or (z) the jurisdiction in which that Finance Party’s Facility Office is located, in respect of amounts received or receivable in that jurisdiction:

(i)	if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross up); or

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross up) but was not so compensated solely because one of the exclusions in paragraphs (d) or (e) of Clause 13.2 (Tax gross up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, setting out such event in reasonable detail, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3 (Tax indemnity), notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party in its sole discretion determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party or any of its Affiliates has obtained, utilised and retained that Tax Credit (in whole or in part),

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by the Obligor, provided that:

(i)	no Finance Party shall be obliged to make any such payment if to do so would contravene any applicable law or requirement of any governmental or regulatory authority (whether or not having the force of law);

(ii)	if a Finance Party has made a payment to an Obligor under this Clause 13.4 (Tax Credit) and it transpires that such Finance Party did not receive the relevant Tax Credit, that Obligor shall on demand pay to that Finance Party such amount as that Finance Party determines will put it in the same after-tax position as it would have been had no such payment been made to the Obligor; and

(iii)	no Finance Party shall be obliged to disclose to any other person any information regarding its business, tax affairs or tax computations.

13.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Certificate which it executes on becoming a Party which of the following categories it falls in:

(a)	not a Qualifying Lender (UK);

(b)	a Qualifying Lender (UK) (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 13.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender (UK) until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate or Assignment Certificate shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

13.6	Stamp Taxes

The Company shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (other than a Transfer Certificate).

13.7	Value Added Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by a Finance Party (the Supplier) to any other Finance Party (the Recipient) in connection with a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), then the following shall apply:

(i)	where the Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	where the Recipient is the person required to account to the relevant tax authority for the VAT, the Relevant Party shall promptly, following demand from the Recipient, pay to the Recipient an amount equal to the amount of such VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to a credit or repayment from the relevant authority of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, for any Interest Period beginning after the day on which the Agent has notified the Company in accordance with paragraph (a) of Clause 14.2 (Increased cost claims), pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application by any competent authority of) any law or regulation after the Signing Date or (ii) compliance with any law or regulation made after the Signing Date. The amount of Increased Costs shall become due and payable within five Business Days of a demand by the Agent.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent or the Company, provide a certificate confirming the amount of its Increased Costs and setting out its calculation in reasonable detail.

14.3 Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the grossly negligent or wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signing Date (but excluding any amendment arising out of Basel III) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 14.3,

(i)	a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions); and

(ii)	Basel III means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within five Business Days of demand and presentation of a reasonably detailed statement of account, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party (acting reasonably) as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised by an Obligor (or the Company on its behalf).

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall, upon presentation of a reasonably detailed statement of account, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand upon presentation of a reasonably detailed statement of account pay the Agent and the Arrangers the amount of all external costs and expenses (including legal fees not exceeding the agreed cap plus disbursements and VAT) reasonably incurred by any of them in connection with the syndication of the Facilities and the preparation, negotiation and execution of the Facilities Agreement and any other Finance Documents executed after the Signing Date.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Company shall, within five Business Days of demand upon presentation of a reasonably detailed statement of account, reimburse the Agent for the amount of all costs and expenses (including legal fees not exceeding any agreed cap plus disbursements and VAT) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall upon presentation of a reasonably detailed statement of account, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee (Garantie) and indemnity (Ausfallhaftung)

The Company irrevocably and unconditionally:

(a)	guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to each Finance Party to pay to that Finance Party any amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower (other than itself); the payment shall be due (fällig) within five Business Days of a written demand by a Finance Party (or the Agent on its behalf) stating the sum demanded and that such sum is an amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower (other than itself); and

(b)	undertakes vis-à-vis each Finance Party to indemnify (schadloshalten) that Finance Party against any cost, loss or liability suffered by that Finance Party if any obligation of a Borrower (other than the Company) under or in connection with any Finance Document or any obligation of a Borrower (other than the Company) under any Finance Document guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover (Ersatz des positiven Interesses) and that claim shall be due (fällig) within five Business Days of a written demand by that Finance Party (or the Agent on its behalf).

For the avoidance of doubt this guarantee and indemnity does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defences the Guarantor may have with respect to any payment requested by a Finance Party (or the Agent on its behalf) under this guarantee and indemnity.

18.2	Continuing and independent guarantee and indemnity

This guarantee is independent and separate from the obligations of any Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

The guarantee and indemnity shall extend to any additional obligations of a Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Documents, including without limitation any extension of or increase in any facility or the addition of a new facility under any Finance Document.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	No defences

(a)	The obligations of the Company under this Clause 18 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of any Borrower and which but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18, including any personal defences of any Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of any Borrower.

(b)	The obligations of the Company under this Clause 18 are independent from any other security or guarantee which may have been or will be given to the Finance Parties. In particular, the obligations of the Company under this Clause 18 will not be affected by any of the following:

(i)	the release of, or any time (Stundung), waiver or consent granted to, any other Obligor from or in respect of its obligations under or in connection with any Finance Document;

(ii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of any other Obligor; or

(iv)	any unenforceability, illegality or invalidity of any obligation of any other Obligor under any Finance Document.

(c)	For the avoidance of doubt nothing in this Clause 18 shall preclude any defences that the Company (in its capacity as Company only) may have against a Finance Party that the guarantee and indemnity does not constitute its legal, valid, binding or enforceable obligations.

18.5	Immediate recourse

No Finance Party will be required to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Company under this Clause 18. This applies irrespective of any other provision of a Finance Document to the contrary.

18.6	Deferral of Company’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the Signing Date, provided that the representations and warranties set out in Clause 19.8 (No Event of Default), 19.11 (No Material Adverse Change), 19.14 (No proceedings pending or threatened), 19.15 (Ownership), 19.16 (Title to Target Shares), 19.18 (Offer and Merger) and 19.19 (Margin Stock) are only made by the Company.

19.1	Status

(a)	It is a corporation, limited liability company or partnership with limited liability, duly incorporated or, in the case of a partnership, established and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are:

(a)	in respect of Obligors incorporated in Germany and the Netherlands, subject to the Reservations, legal, valid, binding and enforceable obligations; and

(b)	in respect of Obligors incorporated in jurisdictions other than Germany and the Netherlands, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisations) or Clause 24 (Changes to the Obligors) legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets;

where any such conflict would have a Material Adverse Effect.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	The choice of German law as the governing law of the Finance Documents will, subject to the Reservations, be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Germany in relation to a Finance Document will, subject to the Reservations, be recognised and enforced in its jurisdiction of incorporation.

19.7	Deduction of Tax

Under the laws of the Relevant Jurisdiction in force at the Signing Date, except in relation to a UK Borrower or a US Borrower, it will not be required to make any deduction or withholding from any payment it may make hereunder on account of any withholding Taxes for which additional payment is required by Clause 13.2 (Tax gross up), provided in each case that the Lender provides appropriate documentation pursuant to Clause 13.2 (Tax gross up).

(a)	In relation to a UK Borrower under the laws of the Relevant Jurisdiction in force at the Signing Date it will not be required to make any deduction or withholding from any payment it may make hereunder to:

(i)	a Qualifying Lender

(A)	falling within paragraph (a) of the definition of Qualifying Lender (UK); or

(B)	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (b) of the definition of Qualifying Lender (UK); or

(ii)	a Treaty Lender if the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

(b)	In relation to a US Borrower under the laws of the Relevant Jurisdiction in force at the Signing Date it will not be required to make any deduction or withholding from any payment it may make hereunder to a Qualifying Lender (US) on account of any withholding Taxes for which additional payment is required by Clause 13.2 (Tax gross up) .

19.8	No Event of Default

No Event of Default is continuing and no Default might reasonably be expected to result from the making of the Utilisation.

19.9	No misleading information

All written information supplied by any member of the Group to a Finance Party is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

19.10	Financial statements

The financial statements most recently delivered to the Agent (including the Original Financial Statements):

(a)	were, in the case of the annual audited consolidated financial statements of the Company, prepared in accordance with IFRS consistently applied or, if not consistently applied, with any inconsistency disclosed in the notes thereto;

(b)	were, in the case of the annual audited unconsolidated financial statements of the Company, prepared in accordance with generally accepted accounting principles of the German Commercial Code (Handelsgesetzbuch) consistently applied or, if not consistently applied, with any inconsistency disclosed in the notes thereto;

(c)	were, in case of other financial statements, prepared in accordance with generally accepted accounting principles in the Relevant Jurisdiction consistently applied or, if not consistently applied, with any inconsistency disclosed in the notes thereto;

(d)	were, in the case of audited financial statements, accompanied by an unqualified audit opinion which, in the case of the audited consolidated financial statements of the Company, states that the relevant financial statements give a true and fair view of the Group´s results and financial position; and

(e)	were complete and correct in all material respects and accordingly, as of their respective dates, there were neither any material liabilities, direct or indirect, actual or contingent, of it nor any material unrealised or anticipated losses from any unfavourable commitments not disclosed by, or reserved against in, any such financial statement or in the notes thereto.

19.11	No Material Adverse Change

There has been no material adverse change in the business, assets or financial condition of the Company (or the business, assets or financial condition of the Group on a consolidated basis) since the date of the Company’s Original Financial Statement.

19.12   Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

19.13   No Insolvency

No Obligor nor any Material Subsidiary has taken any corporate action nor have any other steps been taken or legal proceedings been started (except, in the case of any member of the Group for the purpose of a solvent liquidation) or, so far as it is aware, threatened against it or any Material Subsidiary for its liquidation, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any Material Subsidiary or of any material part or all of its or any Material Subsidiary’s assets or revenues.

19.14   No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if so determined, are reasonably likely to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened against it or any of its Subsidiaries.

19.15   Ownership

Linde Finance B.V. and any Obligor which is an Additional Borrower under any Facility is directly or indirectly wholly owned by the Company.

19.16   Title to Target Shares

(a)	Immediately upon consummation of the Offer, US Merger Subsidiary will be the direct owner of all of the capital stock of the Target tendered pursuant thereto (which shall constitute more than 50% of the entire capital stock of the Target), free and clear of any Security.

(b)	Linde North America Holdings Limited will, upon the Merger Completion Date, become the legal and beneficial owner of the entire issued share capital of the Target.

19.17   Business of certain members of the Group

Each of Linde Finance B.V. and (upon its accession) UK Finance Subsidiary and/or US Finance Subsidiary represents and warrants to each Finance Party that it:

(a)	does not own any material assets (other than the claims for repayment and for the payment of interest and other amounts in relation to financial indebtedness owing to it);

(b)	is no direct or indirect subsidiary of any operating Subsidiary of the Company; and

(c)	does not have any prior business other than business related or ancillary to its functions as group finance company.

19.18   Offer and Merger

The Merger Agreement constitutes a legal, valid and binding obligation of US Merger Subsidiary, subject to (a) bankruptcy, insolvency, reorganization or similar laws relating to creditors’ rights and (b) general equitable principles, and contains all material terms of the Offer and the Merger.

19.19 Margin Stock

Not more than 25% of the total consolidated assets of the Obligors (for greater certainty, not including any pension fund assets) constitutes “margin stock” (within the meaning of Regulation U).

19.20 Anti-Terrorism Laws

(a)	To the best of its knowledge each Additional Borrower incorporated in the United States of America or any sub-division thereof (an Additional US Borrower):

(i)	is not and is not controlled by a Designated Party

(ii)	has not knowingly received funds or other property directly from a Designated Party; and

(iii)	is not in material breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b)	Each Additional US Borrower and each of its Affiliates incorporated in the United States of America or any sub-division thereof have taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws.

(c)	The proceeds of the Facility have been and will be used by each Additional US Borrower only for the purposes described in Clause 3 (Purpose).

19.21 Investment Companies

No Obligor, person controlling an Obligor or Subsidiary of an Obligor is or is required to be registered as an “investment company” under the U.S. Investment Company Act of 1940 (the 1940 Act).

19.22 Repetition

(a)	The Repeated Representations shall be made by the Company on its own behalf and on behalf of the other Obligors (under a power of attorney (Vollmacht) granted to it by the other Obligors pursuant to paragraph (d) below) by reference to the facts and circumstances then existing on the date of each Utilisation Request and/or Selection Notice and on the date of each Accession Letter.

(b)	The representations set out in Clauses 19.18 (Offer and Merger) and 19.19 (Margin Stock) shall be made by the Company on its own behalf by reference to the facts and circumstances then existing only on the date of each Utilisation Request and the date of accession by the US Finance Subsidiary as a Borrower.

(c)	The representations set out in Clauses 19.20 (Anti-Terrorism Laws) and 19.21 (Investment Companies) shall be made by each Additional US Borrower on its own behalf by reference to the facts and circumstances then existing only on the date of each Utilisation Request and the date of accession by it as a Borrower.

(d)	Each Obligor (other than the Company) hereby empowers (bevollmächtigt) the Company to make the Repeated Representations. Each Obligor (other than the Company) hereby relieves the Company from the restrictions pursuant to section 181 of the Civil Code (Bürgerliches Gesetzbuch) for the purpose of making the Repeated Representations on its behalf as attorney (Stellvertreter) to the extent legally permissible.

20. INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1 Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years:

(i)	the audited unconsolidated financial statements of each Obligor; and

(ii)	the audited consolidated financial statements of the Company for that financial year; and

(b)	in the case of the Company only, as soon as the same are available, and in any event within 90 days of the end of each first, second and third financial quarter of each of its financial years, its consolidated interim financial statements and all other documents dispatched to its shareholders (or any class of them) at the same time as they are dispatched.

20.2 Information: proceedings

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) promptly upon becoming aware of them the details of any litigation, arbitration or administrative proceeding which is pending against any member of the Group, and which in the reasonable opinion of the Company is material in the context of the Facility.

20.3 Notification of Default, mandatory prepayment events, change of Rating

(a)	The Company shall notify the Agent of any Default and any event triggering a mandatory prepayment or cancellation pursuant to Clause 8 (Prepayment and Cancellation) promptly upon becoming aware of its occurrence.

(b)	The Company shall notify the Agent of any change of its Rating and of the date such changed Rating is published promptly upon publication of such changed Rating.

20.4 Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

20.5 “Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(ii)	any change in the status of an Obligor after the Signing Date; or

(iii)	a proposed assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme), obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	If the accession of an Additional Borrower obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Borrower.

20.6 ERISA-Related Information

Each Obligor shall:

(a)	promptly and in any event within 15 Business Days after any Obligor or any ERISA Affiliate knows that an ERISA Event has occurred and that such ERISA Event has or would reasonably be expected to have a Material Adverse Effect, deliver to the Agent a statement of the finance director of the Company or other officer acceptable to the Agent (acting reasonably) of such Obligor describing such occurrence and the action, if any, that such Obligor or such ERISA Affiliate has taken and proposes to take with respect thereto; and

(b)	promptly and in any event within 15 days after receipt thereof by any Obligor or any ERISA Affiliate, deliver to the Agent copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan if the same could reasonably be expected to have a Material Adverse Effect.

20.7 Information: miscellaneous

Upon request of the Agent the Company shall supply to the Agent (in sufficient copies for all the Lenders if the Agent so requests) promptly such further information as it may reasonably require in accordance with applicable banking supervisory laws and regulations.

21. GENERAL UNDERTAKINGS

21.1	Negative Pledge

Each of the Obligors undertakes not to create or permit to subsist, and (in case of the Company only) to procure that no Material Subsidiary shall create or permit to subsist, any Security over all or any of its present or future assets as security for Financial Indebtedness of any person other than:

(a)	any Security arising in the ordinary course of business or on the basis of customary general business conditions;

(b)	any Security arising solely by operation of law (or by an agreement evidencing the same);

(c)	any Security created or permitted to subsist with the prior written consent of the Majority Lenders;

(d)	any Security arising in connection with any netting or set off arrangement entered into in the ordinary course of business for the purpose of netting debit and credit balances or in connection with customary framework/master agreements relating to derivatives transactions made in the ordinary course of business;

(e)	any Security existing over newly acquired assets at the time of their acquisition not created in contemplation of such acquisition or over assets of an entity which becomes subject to the provisions of this Clause 21.1 (Negative Pledge) after the Signing Date;

(f)	any Security existing or created in order to comply with section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or pursuant to section 7e of the German Social Security Code IV (Sozialgesetzbuch IV) or granted to a pension fund (or the respective pension trustee) or contractual trust arrangement initiated by the Group to secure contribution obligations towards such pension fund or contractual trust arrangement;

(g)	any Security provided under customary export finance or other subsidised loans or to a public financial institution (including the European Investment Bank and the European Bank for Reconstruction and Development) in accordance with such institution’s published lending policy;

(h)	any Security arising in connection with the issue of asset-backed securities entered into in the ordinary course of business;

(i)	any Security arising in connection with any arrangement made within the ordinary course of treasury activities of the Group by which a member of the Group disposes of any marketable securities on terms whereby they are or may be re-acquired by that member of the Group;

(j)	in relation to a Project Company, Security on the assets and/or the business constituted by that project and/or the shares in any Project Company and/or over loans made to it by members of the Group and/or claims under insurance contracts insuring the assets of the business constituted by that project;

(k)	in relation to a project finance transaction (entered into by a member of the Group other than Linde) in relation to which the borrower is not a Project Company any Security over project assets (including ancillary rights and any proceeds therefrom), the acquisition, construction or development of which is financed with debt incurred for the purpose of such project finance transaction where the only recourse is to such assets of such borrower (it being understood that a completion guarantee granted by another member of the Group does not constitute recourse for the purpose of the preceding sentence);

(l)	any Security existing or created over cash accounts held with banks in connection with the local funding needs of foreign members of the Group (back-to-back);

(m)	any Security over claims under loans made by Linde Finance B.V. to any other member of the Group as security for the repayment of notes, the proceeds of the issuance of which were used by Linde Finance B.V. to make the respective loans;

(n)	any Security over cash deposits granted in favour of the trustee for the holder of Loan Notes;

(o)	any Security over cash deposits or cash equivalents using funds drawn hereunder and used in connection with the defeasance of Existing Financial Indebtedness provided that the aggregate amount of the Financial Indebtedness secured hereunder does not exceed EUR 500,000,000 (or its equivalent);

(p)	in relation to Financial Indebtedness incurred locally for local financing needs if it is customary to provide Security in respect of such Financial Indebtedness provided that the aggregate amount of Financial Indebtedness secured hereunder does not exceed EUR 150,000,000 (or its equivalent);

(q)	any other Security, provided that the aggregate amount of all claims which are at any time outstanding and secured by Security created or existing in reliance on this paragraph (q) (converted into EUR in case a claim is not denominated in EUR) does not exceed EUR 350,000,000 (or its equivalent); and

(r)	any Security created in favour of the Finance Parties under the Finance Documents.

21.2 Consents, Licences and Authority

Each of the Obligors undertakes that it will obtain promptly at any time and maintain from time to time such registrations, licenses, consents and approvals as may be required in respect of this Agreement under applicable law or regulation to enable the relevant Obligor to perform its obligations hereunder and upon the Agent’s request promptly supply the Agent with copies thereof.

21.3 Disposals

Each of the Obligors undertakes that it will not Dispose of and (in the case of the Company only) to procure that no member of the Group, other than an Excluded Subsidiary, shall Dispose of any part of its assets which is substantial in the context of the Group taken as a whole provided that the following Disposals shall not be taken into account:

(a)	Disposals in the ordinary course of business;

(b)	Disposals of obsolete or waste assets;

(c)	Disposals made by one member of the Group to another member of the Group;

(d)	Disposals in exchange for assets of an identical or similar nature;

(e)	Disposals of receivables in connection with:

(i)	factoring arrangements not exceeding EUR 700,000,000 (converted into EUR in case not denominated in EUR);

(ii)	the issuance of asset-backed securities provided that the aggregate amount outstanding thereunder shall not exceed EUR 500,000,000 (or its equivalent);

(f)	Disposals made with the prior consent of the Majority Lenders;

(g)	Disposals in connection with sale and lease-back transactions, provided that the aggregate net disposal proceeds received from any such transaction shall not exceed EUR 900,000,000 (or its equivalent);

(h)	Disposals of assets together with the transfer of, or for, the purposes of securing pension liabilities, claims of (former) employees under working time saving arrangements (Langzeitkonten) and/or deferred payment arrangements under partial retirement schemes (Wertguthaben aus Altersteilzeit) to any pension fund or contractual trust arrangement initiated by the Group;

(i)	Disposals of assets the net proceeds of which are reinvested in a timely manner in similar or equivalent assets or applied towards the repayment of Financial Indebtedness incurred in connection with the acquisition of such assets; and

(j)	disposals of assets which are required to be made due to competition authority requirements in the context of an acquisition the net proceeds of which are applied towards the repayment of Financial Indebtedness of the Group; and

(k)	any other Disposal provided that upon receipt of the net proceeds of such disposal a portion of the Total Commitments equal to the net proceeds is cancelled and to the extent the aggregate of Utilisations would exceed Total Commitments after such cancellation, such amount being applied towards a corresponding prepayment of Utilisations.

21.4 Compliance with laws

Each of the Obligors undertakes to comply and in case of the Company to procure that all members of the Group comply in all respects with all applicable laws, regulations, orders, decrees, permits (including those relating to environmental matters) where failure to do so would be reasonably likely to have a Material Adverse Effect.

21.5 Pari passu Ranking

Each of the Obligors undertakes to ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

21.6 Change of Business

(a)	The Company undertakes to ensure that there will be no material change made to the general nature of the business of the Group taken as a whole as carried out on the Signing Date.

(b)	Each of Linde Finance B.V. and, upon its accession as Borrower, US Finance Subsidiary and/or UK Finance Subsidiary, undertakes to ensure that

(i)	there will be no material change made to the general nature of its business being to obtain and to provide financing to other members of the Group; and

(ii)	it will not own any material assets other than the claims for repayment and for the payment of interest and other amounts in relation to financial indebtedness owing to it.

(c)	The Company undertakes to ensure that Linde Finance B.V. and, upon its accession as Borrower, US Finance Subsidiary and/or UK Finance Subsidiary, will not become direct or indirect subsidiaries of any operating subsidiary of Linde.

(d)	The Company shall procure that US Merger Subsidiary shall, prior to the Final Settlement Date, not carry-out any operational activities other than Acquisition-related activities.

21.7 Merger

The Company undertakes not to merge with or into any other person where such merger will result in both Solicited Ratings immediately after the completion of such merger or during a period of 90 days thereafter being lower than BBB- (in the case of Standard & Poor’s) or Baa3 (in the case of Moody’s).

21.8 Borrowings

The Company will procure that no other member of the Group other than (i) Linde Finance B.V., (ii) US Finance Subsidiary and/or UK Finance Subsidiary, (iii) any other Finance Subsidiary or (iv) any Excluded Subsidiary will incur any Borrowings other than

(a)	any Borrowings under facilities or issuances existing at the Signing Date including any refinancing and replacement thereof;

(b)	any Borrowings of an entity under facilities or issuances existing at the time such entity becomes a member of the Group after the Signing Date including any refinancing and replacement thereof;

(c)	working capital financings not exceeding EUR 500,000,000 (or its equivalent) in aggregate at any time;

(d)	any Borrowings incurred locally for local financing needs in cases where it is illegal and/or uneconomical to provide shareholder financing from the Group up to EUR 500,000,000 (or its equivalent) in aggregate outstanding; or

(e)	Borrowings not permitted by the preceding paragraphs provided that the aggregate amount of Borrowings permitted under this paragraph (e) does not exceed EUR 750,000,000 (or its equivalent).

For the avoidance of doubt, intra-group Borrowings shall be excluded from the above restrictions.

21.9 Loans out and External Guarantees

The Company will not, and will procure that no other member of the Group other than an Excluded Subsidiary will, make any loan to any person which is not a member of the Group, or grant any External Guarantee other than:

(a)	loans made to, or External Guarantees securing Financial Indebtedness of, a Joint Venture to which it is a party which are either (i) in satisfaction of any requirement to provide equity or shareholder loans or External Guarantees securing the Financial Indebtedness of such Joint Venture and are made pro rata with the other joint venture partners, or (ii) otherwise where the aggregate of all outstandings under such loans and/or External Guarantees made or given by members of the Group at any time do not exceed EUR 250,000,000 (or its equivalent) at any time;

(b)	loans made by a member of the Group to an employee or director of any member of the Group;

(c)	loans made and External Guarantees granted by an entity existing at the time such entity becomes a member of the Group after the date of signing of this Agreement;

(d)	External Guarantees in connection with the endorsement of negotiable instruments in the ordinary course of trade; and

(e)	loans and External Guarantees not permitted by the preceding paragraphs provided that the aggregate amount of loans and External Guarantees permitted under this paragraph (e) does not exceed EUR 250,000,000 (or its equivalent) at any time.

21.10 Acquisition undertakings

(a)	The Company undertakes that it will (and shall procure that US Merger Subsidiary will):

(i)	not increase the price of the Offer (or the Merger) (or to cause an automatic increase thereof) without the consent of the Majority Lenders in excess of the amount per share in the Target agreed between Linde and the Arrangers prior to the Signing Date;

(ii)	not to agree to any other amendments of the terms of the Offer or the Merger Agreement (nor to waive any conditions set out therein for closing of the Offer or the Merger) which are (or the waiver of which would be) materially adverse to the interest of the Lenders (other than amendments which are made with the prior consent of the Majority Lenders);

(iii)	conduct the Offer in compliance with US takeover and securities legislation in all material respects; and

(iv)	comply with the terms of the Merger Agreement in all material respects.

(b)	The Company will keep the Agent informed about the process of the Offer and the Merger and will notify the Agent of any material developments in relation to the Offer and the Merger.

21.11 Compliance with ERISA

No Obligor shall:

(a)	allow, or permit any of its ERISA Affiliates to allow, (i) any Employee Plan with respect to which any Obligor or any of its ERISA Affiliates may have any liability to terminate, (ii) any Obligor or ERISA Affiliates to withdraw from any Employee Plan or Multiemployer Plan, (iii) any ERISA Event to occur with respect to any Employee Plan, or (iv) any Employee Plan to fail to satisfy the minimum funding standard (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, to the extent that any of the events described in (i), (ii), (iii) or (iv), singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect; and

(b)	fail, or permit any of its ERISA Affiliates to fail, to comply in any material respect with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

21.12 Compliance with Certain U.S. Regulations

No Obligor shall (and the Company shall ensure that no other member of the Group will) become an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the 1940 Act. Neither the making of any Loan, or the application of the proceeds or repayment of any Loan by any Obligor nor the consummation of the other transactions contemplated by this agreement will violate any provision of such act or any rule, regulation or order of the SEC under the 1940 Act.

22.       EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 22.1 (Non-payment) to 22.9 (Repudiation) is an Event of Default.

22.1 Non-payment

An Obligor does not pay on the due date any amount payable pursuant to this Agreement at the place and in the currency in which it is expressed to be payable unless payment is made within five Business Days after notice has been given by the Agent to such Obligor and the Company that payment has not been made when due.

22.2 Other obligations

(a)	An Obligor does not comply with any provision of this Agreement (other than the obligation referred to in Clause 22.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen Business Days of the Agent giving notice of such failure to the Company.

22.3 Misrepresentation

Any representation or statement made or deemed to be made by or on behalf of an Obligor in this Agreement or any other Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within fifteen Business Days after notice thereof has been given by the Agent to such Obligor and, if different, the Company.

22.4 Cross default

(a)	Any Financial Indebtedness of any Obligor incurred otherwise than under this Agreement and owed to a person which is not a member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor incurred otherwise than under this Agreement and owed to a person which is not a member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 22.4 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) above is less than EUR 50,000,000 (or its equivalent in any other currency or currencies).

22.5 Insolvency

(a)	An Obligor or a Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness and, in particular, an Obligor or a Material Subsidiary incorporated in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the Insolvency Code (Insolvenzordnung).

(b)	An Obligor or a Material Subsidiary incorporated in Germany is overindebted within the meaning of section 19 of the Insolvency Code (Insolvenzordnung) and its board of directors is required to file for insolvency or, with respect to any other Obligor or Material Subsidiary, the value of the assets of any Obligor or Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities) and, if applicable, its board of directors or equivalent body is required to file for bankruptcy or equivalent proceedings.

(c)	If any Borrower files a case under the US Bankruptcy Code or has a case filed against it under the US Bankruptcy Code, and, in the case of a filing against it, the case has not been dismissed within 60 days after being commenced.

22.6 Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Material Subsidiary other than a solvent liquidation or reorganisation of such Obligor or Material Subsidiary;

(b)	a general readjustment or rescheduling of the indebtedness of, or a general composition with or a general assignment for the benefit of the creditors of, any Obligor or Material Subsidiary;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of an Obligor or a Material Subsidiary which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or Material Subsidiary or all, or a substantial part, of its assets, or any analogous procedure or step is taken in any jurisdiction.

22.7 Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a wholly-owned Subsidiary of the Company.

22.8 Consents, Licences and Authority

Any governmental or other consent, licence or authority required to make this Agreement legal, valid, binding, enforceable and admissible in evidence or required to enable any Obligor to perform its obligations hereunder is withdrawn or ceases to be in full force and effect.

22.9 Invalidity, Unlawfulness and Repudiation

(a)	The guarantee of the Guarantor under this Agreement ceases in whole or in part to be valid, binding and enforceable, or shall be contested or disaffirmed by the Guarantor.

(b)	It is or becomes unlawful for an Obligor to perform any of its obligations under this Agreement (including the guarantee in Clause 18 (Guarantee and Indemnity).

(c)	An Obligor repudiates this Agreement or evidences an intention to repudiate this Agreement.

22.10 Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable.

(b)	Notwithstanding paragraph (a) above, upon the occurrence of an Event of Default in relation to any Obligor under Clause 22.5 (Insolvency) arising in relation to any matter or circumstance described therein under the U.S. Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law of the United States of America or any state thereof, the Facilities shall cease to be available to such Obligor, all Utilisations outstanding to such Obligor shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

22.11 Section 490 (1) of the German Civil Code

Section 490 (1) of the German Civil Code (Bürgerliches Gesetzbuch) shall be disapplied.

22.12 Clean-Up Period

(a)	Notwithstanding any term of this Agreement, during the Clean-Up Period the following provisions will not apply to any member of the Target Group as at the Control Date, if the relevant provision would have been breached by reason of circumstances in existence on the Control Date:

(i)	the representations provided for in Clause 19 (Representations) (with the exception of Clause 19.16 (Title to Target Shares));

(ii)	the general undertakings provided for in Clause 21 (General undertakings); and

(iii)	the Events of Default provided for in Clause 22 (Events of Default) with the exception of the Events of Default provided for in Clauses 22.5 (Insolvency) and 22.6 (Insolvency proceedings).

(b)	Paragraph (a) above shall not apply:

(i)	if and to the extent any member of the Group which is a direct or indirect shareholder of the Target is in a position to procure compliance by the relevant member of the Target Group with the relevant provisions in whole or in part by exercising its voting rights in the shareholders meeting of the Target accordingly, unless such exercise of voting rights is likely to result in any liability of the relevant member of the Group and/or towards any other shareholder of the Target;

(ii)	where non-compliance by any member of the Target Group with the provisions of the relevant provisions has been procured or approved by any member of the Group (other than any member of the Target Group); or

(iii)	where non-compliance by any member of the Target Group with the provisions of the relevant provisions results in or is reasonably likely to result in a Material Adverse Effect.

(c)	If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding paragraph (a) (and without prejudice to the rights and remedies of the Finance Parties).

23.   CHANGES TO THE LENDERS

23.1 Assignments and transfers by the Lenders

(a)	Subject to this Clause 23, a Lender (the Existing Lender) may:

(i)	change its Facility Office:

(ii)	assign any of its rights; or

(iii)	assign and transfer by assumption of contract (Vertragsübernahme) any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	The minimum participation in respect of Commitments and Utilisations of each Lender shall at all times be an aggregate amount of at least USD 10,000,000 (or the equivalent in an Optional Currency) or nil.

(c)	Subject to paragraph (b) above an assignment of part of any rights or an assignment and transfer by assumption of contract (Vertragsübernahme) or part of any rights and obligations under this Agreement by an Existing Lender must be in a minimum amount of USD 10,000,000 (or the equivalent in an Optional Currency) or if less its Commitments.

23.2 Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)

(a)	The prior written consent of the Company (such consent not to be unreasonably withheld or delayed) is required for an assignment or an assignment and transfer by assumption of contract (Vertragsübernahme) by an Existing Lender, unless the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is to another Lender or an Affiliate of a Lender or at any time when an Event of Default is continuing.

(b)	An assignment will only be effective upon acceptance by the Agent of an otherwise duly completed Assignment Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to the following sentence, as soon as reasonably practical after receipt by it of a duly completed Assignment Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, accept that Assignment Agreement. The Agent shall only be obliged to accept an Assignment Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	An assignment and transfer by assumption of contract (Vertragsübernahme) will only be effective if the procedure set out in Clause 23.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) is complied with.

(d)	If:

(i)	a Lender assigns or assigns and transfers by assumption of contract (Vertragsübernahme) any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change had not occurred.

23.3 Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) takes effect, pay to the Agent (for its own account) a fee of EUR 3,250.

23.4 Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment or a re-assignment and re-transfer by assumption of contract (Vertragsübernahme) from a New Lender of any of the rights and obligations assigned or assigned and transferred by assumption of contract (Vertragsübernahme) under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5 Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) an assignment and transfer by assumption of contract (Vertragsübernahme) is effected in accordance with paragraph (c) below when the Agent accepts an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, accept that Transfer Certificate.

(b)	The Agent shall only be obliged to accept a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to assign and transfer by assumption of contract (Vertragsübernahme) its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and transfer by assumption of contract (Vertragsübernahme) and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6 Copy of Transfer Certificate or Assignment Certificate to Company

The Agent shall promptly after it has accepted a Transfer Certificate or an Assignment Certificate, send to the Company a copy of that Transfer Certificate or Assignment Certificate.

23.7 Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or assigns and transfers by assumption of contract (Vertragsübernahme) (or may potentially assign or assign and transfer by assumption of contract (Vertragsübernahme)) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(c)	to whom or for whose benefit that Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.9 (ECB-Refinancing); or

(d)	to whom, and to the extent that, information is requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or is required to be disclosed by any applicable law or regulation, any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking on which the Company and the members of the Group may rely on.

23.8 Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any assignment and transfer pursuant to Clause 23.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) or any assignment pursuant to paragraph (c) of Clause 23.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) the Transfer Date or Assignment Date (as the case may be) of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the respective Transfer Date or Assignment Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

23.9 ECB-Refinancing

(a)

The Lenders may freely assign or pledge all or any part of their rights or interests under this Agreement to the European Central Bank or any member of the European System of Central Banks as security for the benefit of the European Central Bank or such member of the European System of Central Banks, provided that (i) such assignment or pledge does not involve a release of such Lender from any of its obligations under this Agreement and (ii) in no event shall the European Central Bank or any member of the European System of Central Banks be considered to be a Lender or be entitled to require the transferring or assigning Lender to take or omit any action under this Agreement.

(b)	The European Central Bank and any member of the European system of central banks to whom all or any part of a Lender’s rights or interests under this Agreement may have been assigned or pledged as Security shall not be subject to the limitations on assignments and transfers provided for under this Agrement; Clause 23.3 (Assignment or transfer fee) shall not apply.

23.10 Disenfranchisement of a Non-funding Lender

(a)	For so long as a Non-funding Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or the Loans has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Non-funding Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 23.10, the Agent shall assume that a Non-funding Lender continues to be a Non-funding Lender until it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent).

23.11 Replacement of a Non-funding Lender

(a)	If at any time a Lender becomes a Non-funding Lender, then the Company may, whilst the Lender continues to be a Non-funding Lender, on 10 Business Days’ prior written notice to the Agent and such Non-funding Lender, replace such Non-funding Lender by requiring such Non-funding Lender to (and such Non-funding Lender shall) transfer pursuant to this Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Company, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Non-funding Lender (including the assumption of the transferring Non-funding Lender’s participations on the same basis as the transferring Non-funding Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Non-funding Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Non-funding Lender pursuant to this Clause 23.11 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent (in such capacity);

(ii)	neither the Agent nor the Non-funding Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the replacement must take place no later than 6 Months after the date the Non-funding Lender fails to comply with its obligations as set out in paragraph (a) above; and

(iv)	in no event shall the Non-funding Lender replaced under this Clause 23.11 be required to pay or surrender to the Replacement Lender any of the fees received by such Non-funding Lender pursuant to the Finance Documents.

24.   CHANGES TO THE OBLIGORS

24.1 Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2 Additional Borrowers

(a)	Subject to compliance with the provisions of paragraph (c) of Clause 20.5 (“Know your customer” checks), the Company may request that any UK Finance Subsidiary and/or US Finance Subsidiary becomes an Additional Borrower (Vertragsbeitritt). That Subsidiary shall become an Additional Borrower if:

(i)	the Company delivers to the Agent a duly completed and executed Borrower Accession Letter;

(ii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iii)	the Agent has received all of the documents and other evidence listed in (a) (Conditions Precedent required to be delivered by an Additional Borrower) of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in (a) of Schedule 2 (Conditions Precedent).

24.3 Resignation of a Borrower

(a)	The Company may request that a Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

24.4 Repetition of Representations

Delivery of a Borrower Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeated Representations are true and correct in all material respects in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.   ROLE OF THE AGENT AND THE ARRANGERS

25.1 Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent and attorney (Stellvertreter) under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each other Finance Party hereby relieves the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

25.2 Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3 Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4 No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arrangers as a trustee (Treuhänder) of any other person. Neither the Agent nor the Arrangers have any financial or commercial duty of care (Vermögensfürsorgepflicht) for any person.

(b)	Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5 Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6 Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7 Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8 Responsibility for documentation

Neither the Agent nor the Arrangers:

(a)	are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	are responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9 Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause pursuant to section 328 para 1 Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

25.10 Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within five Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11 Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Germany, Luxembourg or London as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent acting through an office in Germany, Luxembourg or London by giving notice to the other Finance Parties and the Company.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.12 Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13 Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

25.14 Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.15 Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16 Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26. CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27. SHARING AMONG THE FINANCE PARTIES

27.1 Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2 Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3 Recovering Finance Party’s rights

(a)	The Finance Parties shall assign to the Recovering Finance Party their rights against the Obligors to the extent such Finance Parties have shared in the distribution by the Agent under Clause 27.2 (Redistribution of payments).

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4 Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of assignment in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed and the Recovering Finance Party shall re-assign any claims assigned to it pursuant to paragraph (a) of Clause 27.3 (Recovering Finance Party’s rights).

27.5 Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.   PAYMENT MECHANICS

28.1 Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

28.2 Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

28.3 Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4 Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5 Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.6 No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

28.7 Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8 Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.9 Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.   SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 387 Civil Code (Bürgerliches Gesetzbuch)) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.   NOTICES

30.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2 Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3 Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (zugegangen), in particular:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document by the Finance Parties to the Obligors may be made or delivered to the Company for its own account and for the account of the Obligors. For that purpose each Obligor appoints the Company as its agent of receipt (Empfangsvertreter).

30.4 Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5 Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

30.6 English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English or, in relation to the corporate documents referred to in Schedule 2 (Conditions Precedent), in their original language); or

(ii)	if not in English and not a corporate document referred to in Schedule 2 (Conditions Precedent), and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.   CALCULATIONS AND CERTIFICATES

31.1 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

31.2 Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is prima facie evidence (Beweis des ersten Anscheins) of the matters to which it relates.

31.3 Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32. PARTIAL INVALIDITY

The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties’ intent to uphold this Agreement even without the void, invalid or ineffective provisions.

The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

33. REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.   AMENDMENTS AND WAIVERS

34.1 Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2 Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers other than in accordance with Clause 24 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 18 (Guarantee and Indemnity), Clause 23 (Changes to the Lenders), Clause 24 (Changes to the Obligors) or this Clause 34 shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers may not be effected without the consent of the Agent or the Arrangers.

35.   GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection therewith shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

36.   GENERAL BUSINESS CONDITIONS

For the avoidance of doubt, no general business conditions (Allgemeine Geschäftsbedingungen) of any party to this Agreement will be part of or will apply to this Agreement.

37.   ENFORCEMENT

37.1 Jurisdiction

Each of the Parties to this Agreement agrees that any legal action or proceedings arising out of or in connection with the Finance Documents, including any non-contractual obligations arising out of or in connection therewith, may be brought in the courts in the city of Munich, Germany.

37.2 Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Germany):

(i)	irrevocably appoints the Company (the Process Agent) as its agent for service of process in relation to any proceedings before the German courts in connection with any Finance Document;

(ii)	agrees that failure by a Process Agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(iii)	undertakes to deliver to the Process Agent without undue delay upon execution of or accession to this Agreement a process agent appointment letter (the Process Agent Appointment Letter) substantially in the form of Schedule 12 (Form of Process Agent Appointment Letter) and to send a copy of the executed Process Agent Appointment Letter to the Agent.

(b)	The Process Agent hereby acknowledges the appointment. The Process Agent shall ensure that documents to be served to an Obligor may validly be served by delivery to the Process Agent. In particular, the Process Agent shall notify the Agent of any change of address, accept any documents delivered to it on behalf of an Obligor and fulfil any requirements of section 171 Code of Civil Procedure (Zivilprozessordnung), in particular present the original Process Agent Appointment Letter to any person effecting the service of process as required pursuant to section 171 sentence 2 Code of Civil Procedure (Zivilprozessordnung).

38. CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

(a)	The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by way of fax or attached as an electronic photocopy (pdf., tif., etc.) to electronic mail.

(b)	If the Parties to this Agreement choose to conclude this Agreement in accordance with sub-Clause (a) above, they will transmit the signed signature page(s) of this Agreement to Bettina Steinhauer (bettina.steinhauer@cliffordchance.com) and/or Mattias von Buttlar (mattias.buttlar@cliffordchance.com) (the Recipients). The Agreement will be considered concluded once a Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties to this Agreement and at the time of the receipt of the last outstanding signature page(s).

(c)	For the purposes of this Clause 38 only, the Parties to this Agreement appoint the Recipients as agents of receipt (Empfangsvertreter) and expressly allow (gestatten) the Recipients to collect the signed signature page(s) from all and for all Parties to this Agreement. For the avoidance of doubt, the Recipients will have no further duties connected with its position as Recipients. In particular, the Recipients may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

* * *

SCHEDULE 1

THE ORIGINAL PARTIES

Part A

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)

Linde AG	(Amtsgericht München, HRB 169850)

Linde Finance B.V.	(Kamer van Koophandel Amsterdam, KvK-number 34115238)

Name of Guarantor	Registration number (or equivalent, if any)

Linde AG	(Amtsgericht München, HRB 169850)

Part B

The Mandated Lead Arrangers

Deutsche Bank AG

Morgan Stanley Bank International Limited

Part C

The Original Lenders

Name of Original Lender	Facility A Commitment	Facility B Commitment	Facility C Commitment	HMRC DT Treaty Passport scheme refrence number and jurisdiction of tax residence (if applicable)
Deutsche Bank Luxembourg S.A.	USD 1,250,000,000	USD 500,000,000	USD 500,000,000	48/D/72718/DTTP Luxembourg

Morgan Stanley Bank, N.A.	USD 1,135,000,000	USD 62,500,000	USD 62,500,000	13/M/307216/DTTP USA

Morgan Stanley Senior Funding, Inc.	USD 115,000,000	USD 437,500,000	USD 437,500,000	13/M/227953/DTTP USA

Total	USD 2,500,000,000	USD 1,000,000,000	USD 1,000,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part A

Conditions Precedent to initial Utilisation

1.	The Company

(a)	In relation to Linde an up-to-date commercial register extract (Handelsregisterausdruck) and a copy of Linde’s articles of association (Satzung), certified by two authorised signatories of Linde to be a true copy.

(b)	A certificate signed by two duly authorised signatories of Linde (as evidenced by the commercial register extract referred to in (a) above) setting out the names and signatures of the persons authorised to sign, on behalf of Linde, any documents to be delivered by Linde pursuant to the Facilities Agreement (such certificate being subject to such amendments as may be notified to the Agent by Linde from time to time).

2.	Linde Finance B.V.

(a)	A certified extract of the entry in the Commercial Trade Register of the Amsterdam Chamber of Commerce relating to Linde Finance B.V.

(b)	A copy, certified a true copy by members of the management board of Linde Finance B.V., of its deed of incorporation and its articles of association.

(c)	A copy of the resolution of the board of managing directors of Linde Finance B.V. resolving to enter into the Facilities Agreement and to enter into such further agreements and to take such further steps as may deemed useful or necessary for the company’s participation in the Facilities Agreement, and a copy of the resolution of the board of supervisory directors of Linde Finance B.V. approving the aforementioned resolution of the board of managing directors of Linde Finance B.V.

(d)	A copy of a resolution signed by all the holders of the issued shares in Linde Finance B.V. approving the terms of, and the transactions contemplated by, the Finance Documents to which Linde Finance B.V. is a party.

(e)	A certificate executed by the sole managing director of Linde Finance B.V. setting out the names and specimen signatures of the persons authorised to sign, on behalf of Linde Finance B.V., any documents to be delivered by Linde Finance B.V. pursuant to the Facilities Agreement or in connection therewith (such certificate being subject to such amendments as may be notified to the Agent by Linde Finance B.V. from time to time).

3.	Legal opinions

(a)	A legal opinion of Clifford Chance Partnerschaftsgesellschaft, legal advisers to the Arrangers and the Agent in Germany, substantially in the form distributed to the original Lenders prior to signing the Facilities Agreement.

(b)	A legal opinion in respect of German law of Freshfields Bruckhaus Derringer LLP, legal advisers to Linde, substantially in the form distributed to the Lenders prior to signing the facility agreement.

(c)	A legal opinion in respect of Dutch law of Freshfields Bruckhaus Derringer LLP, legal advisers to Linde, substantially in the form distributed to the Lenders prior to signing the facility agreement (and including statements on recognition of choice of law and recognition and enforceability of judgements).

4.	Other documents and evidence

(a)	Evidence that all regulatory approvals required pursuant to the Merger Agreement as conditions precedent for completion of the Acquisition have been obtained, and/or relevant waiting or other time periods under any applicable law or regulation of any jurisdiction (including the U.S. Hart-Scott Rodino Anti-Trust Improvement Act of 1976) which are specified in the Merger Agreement have expired, lapsed or terminated.

(b)	Evidence that the conditions to the consummation of the Offer have been satisfied or waived (as permitted by Clause 21.10) by US Merger Subsidiary pursuant to the Merger Agreement (such conditions to include, at a minimum, acceptance by offerrees representing more than 50% of the voting stock of the Target) and that concurrently with the application of the proceeds of the initial Utilisation, US Merger Subsidiary will directly own all of the capital stock of the Target tendered pursuant to the Offer.

(c)	A copy of the process agent appointment letter duly executed by Linde Finance B.V.

(d)	The Original Financial Statements of each original Obligor.

(e)	Executed copies of all appropriate fee letters.

(f)	Satisfaction of customary KYC requirements.

(g)	An agreed form of Merger Agreement (which shall include the terms of the Offer) and delivery of the final form of the Merger Agreement which must not deviate in any material respect from the agreed form thereof except as permitted by Clause 21.10.

(h)	Evidence that the fees, costs and expenses then due from Linde pursuant to the Facilities Agreement or any fee letter relating thereto have been paid or will be paid by the first utilisation date.

Part B

Conditions Precedent required to be delivered by an Additional Borrower

1.	In case of an accession of a US Finance Subsidiary

(a)	A certified copy of the certificate of incorporation of the US Finance Subsidiary certified as of a recent date by the Secretary of State or other appropriate official of US Finance Subsidiary’s jurisdiction of incorporation or organisation.

(b)	A certified copy of the bylaws of US Finance Subsidiary certified as of a recent date.

(c)	A copy of the resolution of the board of directors of US Finance Subsidiary resolving to enter into the Facilities Agreement and to enter into such further agreements and to take such further steps as may deemed useful or necessary for the company’s participation in the Facilities Agreement.

(d)	A certificate of an officer of US Finance Subsidiary setting out the names and signatures of the persons authorised to sign, on behalf of US Finance Subsidiary, any documents to be delivered by US Finance Subsidiary pursuant to the Facilities Agreement (such certificate being to such amendments as may be notified to the Agent by US Finance Subsidiary from time to time) and certifying that the certificate of incorporation, the by-laws and the resolutions as attached are in full force and effect and have not been modified.

(e)	A copy of a good standing certificate with respect to US Finance Subsidiary, certified as of a recent date by the Secretary of State or other appropriate official of US Finance Subsidiary’s jurisdiction of incorporation or organisation.

(f)	A Borrower Accession Letter, duly executed by the US Finance Subsidiary and the Company.

(g)	A copy of a process agent appointment letter duly executed by the US Finance Subsidiary.

2.	In case of an accession of a UK Finance Subsidiary

(a)	A certified copy of the constitutional documents of UK Finance Subsidiary.

(b)	A copy of the resolution of the board of directors of UK Finance Subsidiary resolving to: (i) approve the terms of, and the transactions contemplated by, the Facilities Agreement and any related further agreements or documents; (ii) execute and enter into the Facilities Agreement and any related further agreements or documents and authorising a specified person or persons to execute the Facilities Agreement and any related further agreements or documents on its behalf; (iii) authorise the Company to act as its agent in connection with the Finance Documents; and (iv) take such further steps and/or actions as may deemed useful or necessary for the company’s participation in the Facilities Agreement.

(c)	A copy of a resolution signed by all the holders of the issued shares in that UK Finance Subsidiary approving the terms of, and the transactions contemplated by, the Finance Documents wo which that UK Finance Subsidiary is a party.

(d)	A certificate of an officer of UK Finance Subsidiary: (i) setting out the names and signatures of the persons authorised to sign, on behalf of UK Finance Subsidiary, the Facilities Agreement and any documents or agreements to be delivered by UK Finance Subsidiary pursuant to the Facilities Agreement; (ii) attaching the constitutional documents and resolutions referred to at 4(a) and 4(b) above; (iii) certifying that the constitutional documents and the resolutions attached are in full force and effect and have not been modified; and (iv) confirming that borrowing the Facilities would not cause any borrowing, or similar limit binding on the UK Finance Subsidiary to be exceeded.

(e)	A Borrower Accession Letter, duly executed by the UK Finance Subsidiary and the Company.

(f)	A copy of a process agent appointment letter duly executed by the UK Finance Subsidiary.

3.	Legal opinions

(a)	A legal opinion of Clifford Chance Partnerschaftsgesellschaft,, legal advisers to the Agent in Germany.

(b)	A legal opinion in respect of US and/or, as the case may be, English law of legal counsel to the Company with a substantially comparable scope as the opinion referred to under paragraph 3(c) of Part A of Schedule 2 to this Agreement.

4.	Other documents and evidence

The Original Financial Statements of each Additional Borrower.

Part C

Conditions to subsequent utilisation to fund Merger consideration (or related shareholder consideration)

1. Evidence that the conditions to the consummation of the Merger have been satisfied or waived (as permitted by Clause 21.10) by US Merger Subsidiary pursuant to the Merger Agreement and that the consummation of the Merger will occur concurrently with the Utilisation.

2. The Offer has been consummated.

SCHEDULE 3

REQUESTS

Part A

Utilisation Request

Loans

From: [Borrower]

To: [Agent]

Dated:

Dear Sirs

Linde AG – USD 4,500,000,000 Syndicated Multi-Currency Term Loan

Facilities Agreement dated 1 July 2012 (the Agreement)

1. We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2. We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4. The Company confirms to each Finance Party that each of the Repeated Representations is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

5. The Loan requested to be made pursuant to this Utilisation Request shall not be made in the event a Market Disruption Event occurs pursuant to Clause 11.2 (Market Disruption) of this Agreement.

6. The proceeds of this Loan should be credited to [account].

7. This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

authorised signatory for

[name of Company]**

**	If different from Borrower.

Part B

Facility [A/C] Extension Notice

From: [Borrower]

To: [Agent]

Dated:

Dear Sirs

Linde AG – USD 4,500,000,000 Syndicated Multi-Currency Term Loan

Facilities Agreement dated 1 July 2012 (the Agreement)

1.	We refer to the Agreement. This is a Facility [A/C] Extension Notice. Terms defined in the Agreement have the same meaning in this Facility [A/C] Extension Notice unless given a different meaning in this Facility [A/C] Extension Notice.

2.	We wish to exercise the Facility [A/C] Extension Option and to postpone repayment of the Facility [A/C] Loans specified below until the Extended Facility [A/C] Repayment Date.

3.	The Facility [A/C] Loans in respect of which the Facility [A/C] Extension Option is exercised are: [Specify details of Facility [A/C] Loans the repayment of which is to be extended until the Extended Facility [A/C] Repayment Date].

4.	The Company confirms to each Finance Party that each of the Repeated Representations is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

5.	This Facility [A/C] Extension Notice is irrevocable.

6.	This Facility [A/C] Extension Notice is governed by German law.

Yours faithfully

authorised signatory for

[name of Company]**

**	If different from Borrower.

Part C

Selection Notice

From: [Borrower]

To: [Agent]

Dated:

Dear Sirs

Linde AG – USD 4,500,000,000 Syndicated Multi-Currency Term Loan

Facilities Agreement dated 1 July 2012 (the Agreement)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan[s] in [identify currency] with an Interest Period ending on [ ]*

3.	[We request that the above Loan[s] be divided into [ ] Loans with the following Base Currency Amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above Loan[s] is [            ]].***

4.	We request that the above Loan[s] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the following currencies: [ ]. As this results in a change of currency we confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Selection Notice. The proceeds of any change in currency should be credited to [account].].

5.	The Company confirms to each Finance Party that each of the Repeated Representations is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

6.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of]

[name of relevant Borrower]

*	Insert details of all Facility A Loans in the same currency which have an Interest Period ending on the same date.
**	Use this option if division of Loans is requested.
***	Use this option if sub-division is not required.

authorised signatory for

[name of Company]****

****	If different from Borrower.

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a Sterling Loan:

AB + C(B – D) + E x 0.01 100 – (A + C)	per cent. per annum

(b)	in relation to a Loan in any currency other than Sterling:

E x 0.01 300	per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest and lump sum damages)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender is regarded as prima facie evidence. If a Lender has not notified the Agent of its Additional Cost Rate within 30 days after the first day of any Interest Period, the Agent shall consider the Additional Cost Rate for that Lender for that Interest Period to be zero per cent.

SCHEDULE 5

FORM OF ASSIGNMENT CERTIFICATE

To: [            ] as Agent

From: [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Date [•]

Linde AG – USD 4,500,000,000 Syndicated Multi-Currency Term Loan

Facilities Agreement dated 1 July 2012 (the Agreement)

1.	We refer to the Agreement. This is an Assignment Certificate. Terms defined in the Agreement have the same meaning in this Assignment Certificate unless given a different meaning in this Assignment Certificate.

2.	We refer to Clause 23.2(b) (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) of the Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning all or part of the Existing Lender’s rights referred to in the Schedule.

(b)	The proposed Assignment Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender confirms that it will assume the same obligations to the other Finance Parties as it would have been subject to if the New Lender would have been an Original Lender to the extent such obligations relate to the assigned claims including, without limitation, any obligations under Clause 27 (Sharing among the Finance Parties) of the Agreement.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

5.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (UK) (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender (UK)].[1]

[6.

The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [     ]) and is tax resident in [     ][2], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

[1]	Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.
[2]	Insert jurisdiction of tax residence.

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.]3

[7.

The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of any Advance under a Finance Document is a Lender falling within paragraph (b) of the definition of “Qualifying Lender (UK)” in the Agreement.][4]

[[7/8].	This Assignment Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.][5]

[7/8/9].	This Assignment Certificate is governed by German law.

[3]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.
[4]	Where Advances are made to UK Borrowers – only include if New Lender falls within paragraph (b) in the definition of “Qualifying Lender (UK)” (i.e. it is a UK Non-Bank Lender).
[5]	Optional

THE SCHEDULE

Rights to be assigned

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Certificate is accepted by the Agent on [ ].

[Agent]

By:

SCHEDULE 6

FORM OF TRANSFER CERTIFICATE

To: [            ] as Agent

From: [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

Linde AG – USD 4,500,000,000 Syndicated Multi-Currency Term Loan

Facilities Agreement dated 1 July 2012 (the Agreement)

1. We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2. We refer to Clause 23.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) of the Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning and transferring to the New Lender by assumption of contract (Vertragsübernahme) all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) of the Agreement.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.

3. The New Lender confirms that it assumes the same obligations to the other Finance Parties as it would have been subject to if the New Lender would have been an Original Lender.

4. The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 25.1 (Appointment of the Agent).

5.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (UK) (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender (UK)].[6]

[6.

The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [             ]) and is tax resident in [             ][7], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.][8]

[7. The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of any Advance under a Finance Document is a Lender falling within paragraph (b) of the definition of “Qualifying Lender (UK)” in the Agreement.]9

[[7/8]. This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.]10

[7/8/9]. This Transfer Certificate is governed by German law.

[6]	Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.
[7]	Insert jurisdiction of tax residence.
[8]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.
[9]	Where Advances are made to UK Borrowers.
[10]	Optional.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]                                                   [New Lender]

By:                                                                        By:

This Transfer Certificate is accepted by the Agent on [                    ].

[Agent]

SCHEDULE 7

FORM OF BORROWER ACCESSION LETTER

To: [            ] as Agent

From: [UK/US Finance Subsidiary] and [Company]

Dated:

Dear Sirs

Linde AG – USD 4,500,000,000 Syndicated Multi-Currency Term Loan

Facilities Agreement dated 1 July 2012 (the Agreement)

1. We refer to the Agreement. This is a Borrower Accession Letter. Terms defined in the Agreement have the same meaning in this Borrower Accession Letter unless given a different meaning in this Borrower Accession Letter.

2. [UK/US Finance Subsidiary] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause 24.2 (Additional Borrowers) of the Agreement. [UK/US Finance Subsidiary] is a company duly incorporated under the laws of [England/Delaware].

3. We confirm to each Finance Party that each of the Repeated Representations is true and correct in all material respects relation to us as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

4.	[UK/US Finance Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Borrower Accession Letter is governed by German law.

Linde AG [UK/US Finance Subsidiary]

SCHEDULE 8

FORM OF RESIGNATION LETTER

To: [            ] as Agent

From: [resigning Obligor] and [Company]

Dated:

Dear Sirs

Linde AG – USD 4,500,000,000 Syndicated Multi-Currency Term Loan

Facilities Agreement dated             2012 (the Agreement)

1. We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2. Pursuant to [Clause 24.3 (Resignation of a Borrower) of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower] under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]*

4.	This Resignation Letter is governed by German law.

[Company]             [Subsidiary]

By:                         By:

*	Insert any other conditions required by the Agreement.

SCHEDULE 9

RESERVATIONS

Germany

1.	The obligations expressed to be assumed under the Finance Documents are subject to the limitations arising from the laws relating to bankruptcy, insolvency and all other laws affecting the rights of creditors generally.

2.	Any enforcement of the Finance Documents will be subject to generally applicable laws as applied by the courts or other competent authority of Germany.

3.	General German law requirements of fair dealing (Treu und Glauben) and public policy may lead to the application of general principles of German law being upheld in German courts or may render contracts or commitments void, voidable, not enforceable in accordance with their terms, or unenforceable.

4.	Where contractual or legal consequences are attached to the occurrence or non-occurrence of an event a German court would have discretion to decide (upon evidence being brought to it) whether such event has occurred.

5.	Any provision in the Finance Documents providing that certain certifications or determinations will be conclusive, binding and authoritative will not necessarily prevent judicial enquiry into the merits of any claim by any aggrieved party.

6.	Any provision in the Finance Documents stating that a notice or other expression of an intention or instruction or power of attorney is irrevocable may be open to challenge in circumstances where there have been material changes in the underlying situation.

7.	Where under the provisions of the Finance Documents any party is vested with a discretion or may determine a matter in its opinion, the laws of Germany may require that such a discretion is exercised reasonably or that such opinion is based on reasonable grounds.

8.	If a German court considers it impossible or unduly burdensome for an obligation to be performed the debtor is discharged from performing such obligation; the debtor may however be held liable for damages.

9.	A contractual requirement that notices or amendments must be made in writing may be complied with by electronic means of communication only if the email or fax address of the recipient has been made available by the recipient to the sender for such purpose.

10.	As regards payments made by a German resident to a non-resident, a notification has to be made to Deutsche Bundesbank for statistical purposes pursuant to section 59 et seq. German Foreign Trade and Payment Regulation (Außenwirtschaftsverordnung). The notification has to be filed by the relevant payor. Any omission of such notification may trigger an administrative fine (Bußgeld) under the Foreign Trade and Payment Regulation, but will neither affect the validity or enforceability of this Agreement nor otherwise cause disadvantageous legal consequences for non-resident legal entities or individuals receiving such payment.

11.	Obligations where any of the lenders is or will be deemed the direct or indirect shareholder of a German GmbH, will rank behind the general indebtedness of the German GmbH in its insolvency.

12.	These principles will, in principle, apply mutatis mutandis to a stock corporation (Aktiengesellschaft) if the relevant shareholder is under a financing liability (Finanzierungsverantwortung) for the corporation.

13.	If and to the extent that a claim of a Finance Party against a Borrower is subordinated pursuant to the criteria set out in item 11 above, upon rescission (Anfechtung) such Finance Party will be obliged to repay any payments on its subordinated claim received within the last year prior to the opening of insolvency proceedings of the relevant Borrower.

14.	Pursuant to section 489 of the German Civil Code (Bürgerliches Gesetzbuch (BGB)) any borrower may repay a loan facility with a variable interest rate at any time with three Months’ notice and may repay any loan facility with a fixed interest rate at the end of each period for which the interest is fixed, in each case without having to pay prepayment or breakage costs.

15.	Within the scope of section 354a of the German Commercial Code (Handelsgesetzbuch (HGB)), an assignment of monetary claims which are governed by German law would be valid even where this Agreement states that a claim shall not be assignable.

16.	If the performance of an obligation is contrary to the exchange control regulations of a member state of the International Monetary Fund, that obligation may be unenforceable in Germany by reason of paragraph 2 (b) of Article VIII of the International Monetary Fund Agreement.

The Netherlands

1.	The obligations under the Finance Documents are subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium, suspension of payments, emergency and other similar rules and laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time in effect.

2.	The validity or enforceability of the Finance Documents or any legal act forming part thereof or contemplated thereby are subject to and limited by the protection afforded by Netherlands law to creditors whose interests have been adversely affected pursuant to the rules of Netherlands law relating to (x) unlawful acts based on section 6:162 et seq. of the Netherlands Civil Code and (y) fraudulent conveyance or preference (actio pauliana) within the meaning of section 3:45 of the Netherlands Civil Code and/or section 42 et seq. of the Netherlands Bankruptcy Act.

3.	Any enforcement of the Finance Documents and foreign judgments in the Netherlands will be subject to the rules of civil procedure as applied by the courts of the Netherlands; service of process for any proceedings before the courts of the Netherlands must be performed in accordance with Netherlands rules of civil procedure; the taking of concurrent proceedings in more than one jurisdiction in which Council Regulation (EC) No. 44/2001 of 22 December 2000 on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters (the Council Regulation), the Convention on Jurisdiction and the Enforcement of Judgements in Civil and Commercial Matters of 27 September 1968 (as amended), or the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgements in Civil and Commercial Matters (together the Conventions), is applicable, may be precluded by Article 27 of the Council Regulation or Article 21 of the Conventions; as regards jurisdiction generally, the courts of the Netherlands have powers to stay proceedings if concurrent proceedings are brought elsewhere; furthermore, the ability of any party to assume control over another party’s proceedings before the courts of the Netherlands may be limited by Netherlands rules of civil procedure.

4.	It is uncertain under Netherlands law whether, upon the enforcement of a money judgment expressed in a foreign currency against assets situated in the Netherlands by way of an enforced sale, proceeds can be obtained in such foreign currency.

5.	If insolvency proceedings would be opened under Netherlands law, claims of which payment is sought from the estate (and not from the enforcement of collateral security) in any currency other than euro must be valued on the basis of the exchange rate prevailing on the date on which such insolvency proceedings are opened.

6.	A Dutch Obligor may in certain circumstances have to comply with reporting requirements in connection with payments made to and by the Dutch Obligor under the Finance Documents pursuant to the Financial Foreign Relations Act 1994 and the rules promulgated thereunder.

7.	A power of attorney or mandate (i) can under Netherlands law only be made irrevocable to the extent its object is the performance of juridical acts in the interest of the representative appointed thereby or of a third party (and subject to the power of the court to amend or disapply the provisions by which it is made irrevocable for serious reasons and (ii) will terminate or become ineffective upon insolvency proceedings being opened under Netherlands law with respect to the issuer thereof (irrespective of the law applicable to the power of attorney).

8.	The amount of any payment under the Finance Documents which is in the nature of a liquidated damage payment may be mitigated by order of the court if this is manifestly required in the interest of fairness.

9.	Any assets of a Dutch Obligor that are destined for use in the public service are immune from attachment; furthermore, no attachment may be made on books and records required for the Dutch Obligor’s business.

10.	The courts of the Netherlands may (i) apply Netherlands law in a situation where those rules are mandatory irrespective of the law otherwise applicable to that Finance Document, (ii) give effect to the mandatory rules or the law of any other country with which the situation has a close connection, if and insofar as, under law of such country, those rules must be applied whatever the law applicable to that Finance Document, (iii) refuse the application of a rule of the law of any country otherwise applicable to that Finance Document, if such application is manifestly incompatible with the public policy (“ordre public”) of the Netherlands and (iv) have regard to the laws of the country in which performance takes place as to the manner of performance and the steps to be taken in the event of defective performance.

SCHEDULE 10

FORM OF CONFIDENTIALITY UNDERTAKING

[letterhead of Existing Lender]

To:

[insert name of Potential Lender]

USD 4,500,000,000 Syndicated Multi-Currency Term Loan

Facilities Agreement between, inter alia, Linde AG and Deutsche Bank Luxembourg S.A. as Agent (the “Facility”)

dated 1 July 2012

Dear Sirs,

We understand that you are considering to participate in the Facility. By your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking You undertake:

(i)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(ii)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

(iii)	to use the Confidential Information only for the Permitted Purpose; and

(iv)	to use all reasonable endeavors to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(ii) below) acknowledges and agrees to comply with the provisions of this letter as if that person were also a party to it.

2.	Permitted Disclosure We agree that you may disclose Confidential Information:

(i)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(ii)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(iii)	with the prior written consent of us and the Borrower.

3.	Notification of Required or Unauthorized Disclosure You agree (to the extent permitted by law) to inform the Borrower and us as soon as becoming aware thereof of the full circumstances of any disclosure under paragraph 2(ii) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies If we or the Borrower so request in writing, you shall return all Confidential Information supplied to you by us and/or by or on behalf of the Borrower or any other member of the Group and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(ii) above. Any Confidential Information not to be returned, destroyed or erased pursuant to the preceding sentence shall be kept confidential until it may be returned, destroyed or erased.

5.	Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us and/or the Borrower or any other member of the Group. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to the agreement documenting the Facility or (b) twelve Months after you have returned all Confidential Information supplied to you by us and/or by or on behalf of the Borrower or any other member of the Group and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(i)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc You acknowledge and agree that:

(i)	neither we nor any member of the Group nor any of our or their officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information (in the case of the relevant members of the Group, in each case without prejudice to any related representation and warranty that may be given in the agreement documenting the Facility); and

(ii)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction for specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc. This letter sets out the full extent of your obligations of confidentiality owed to us, the Borrower and each member of the Group in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us, subject in each case to the prior written consent of the Borrower.

8.	Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings The acknowledgements and undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group in the form of a contract in favour of the Borrower and each other member of the Group as third party beneficiaries pursuant to §328(1) of the German Civil Code.

10.	Definitions In this letter (including the acknowledgement set out below):

“Borrower” means Linde AG.

“Confidential Information” means any information relating to the Borrower, the Group, any member thereof, and the Facility provided to you by us and/or the Borrower or any other member of the Group or any of our affiliates or advisers or any adviser of any member of the Group, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us and/or the Borrower or any other member of the Group or any of our affiliates or advisers or any adviser of any member of the Group or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its Subsidiaries and each Subsidiary;

“Participant Group” means you, each of your Holding Companies and Subsidiaries and each Subsidiary of each of your Holding Companies;

“Permitted Purpose” means considering and evaluating whether to participate in the Facility; and

“Subsidiary” means an entity from time to time of which another person has direct or indirect control. For this purpose, one person being “controlled” by another means that (i) the second one owns more than 50% of the equity share capital of the first or has the right to receive more than 50% of the dividends declared from time to time by the first; or (ii) the second has the right to appoint a majority of the board of directors or supervisory board of the first, and “control” shall be construed accordingly.

11.	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of Germany and the parties submit to the non-exclusive jurisdiction of the courts of Frankfurt am Main.

Please acknowledge your agreement to the above by signing and returning the enclosed copy to [Existing Lender], [Attn.], Fax: [            ].

Yours faithfully

[Existing Lender]

We acknowledge and agree to the above:

__________________

For and on behalf of

[Potential Lender]

SCHEDULE 11

TIMETABLE

“U” refers to the relevant Utilisation.

	Loans in USD	Loans in Euro

Delivery of a notice to the Agent indicating the proposed Utilisation Date in case a Borrower intends to deliver a Utilisation Request with less than 3 Business Days’ notice	U-5	U-5

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-2 11.00 a.m.	U-2 11.00 a.m.

Delivery of a duly completed Selection Notice (Clause 10.1 (Selection of Interest Periods))	U-3 11.00 a.m.	U-3 2.30 p.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.5(c) (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.5(c) (Lenders’ participation)	n.a.	U-2

Agent determines amount of the Loan in an Optional Currency in accordance with Clause 6.2 (Change of currency)	n.a.	Quotation Day for the second Interest Period

Agent determines amount of the Loan in Optional Currency in accordance with paragraph (a) of Clause 6.3 (Same Optional Currency during Successive Interest Periods)	n.a.	Quotation Day for the second Interest Period

Agent determines amount of the Loan in Optional Currency converted into Base Currency in accordance with paragraph (b) of Clause 6.3 (Same Optional Currency during Successive Interest Periods).	n.a.	Quotation Day for the second Interest Period

EURIBOR or LIBOR is fixed	Quotation Day as of 11:00 a.m. (London time) in respect of LIBOR	Quotation Day as of 11:00 am in respect of EURIBOR

SCHEDULE 12

FORM OF PROCESS AGENT APPOINTMENT LETTER

To: [            ] as process agent

From: [Obligor (other than an Obligor incorporated in Germany)]

Date: [•]

Dear Sirs

Linde AG – USD 4,500,000,000 Syndicated Multi-Currency Term Loan

Facilities Agreement dated 1 July 2012 (the Agreement)

We refer to the Agreement and hereby irrevocably appoint you as our agent for service of process (Zustellungsbevollmächtigter) in relation to any proceeding before any German court in connection with the above mentioned Agreement.

This letter is governed by German law.

Signed:

	[Authorised signatory]	[Authorised signatory]

	of	of

	[Obligor]	[Obligor]

SCHEDULE 13

LIST OF EXCLUDED SUBSIDIARIES

African Oxygen Limited, Republic of South Africa

BOC Kenia Limited

BOC Gases Nigeria PLC

BOC Pakistan Limited

BOC Bangladesh Limited

BOC India Limited

SIGNATURES

THE ORIGINAL BORROWERS

LINDE AG

By:	/s/ Georg Denoke /s/ Sven Schneider

Address:	Klosterhofstrasse 1 80331 Munich Germany

Fax:	+49 89 357 571605

Attention:	Dr. Sven Schneider

LINDE FINANCE B.V.

By:	/s/ Micha Glaser /s/ Joerg Meier

Address:	Strawinskylaan 3111 Atrium 6th floor 1077 ZX Amsterdam The Netherlands

Fax:	+31 20 301 3809

Attention:	Micha Glaser

THE GUARANTOR

LINDE AG

By:	/s/ Georg Denoke	/s/ Sven Schneider

Address:	Klosterhofstrasse 1 80331 Munich Germany

Fax:	+49 89 357 571605

Attention:	Dr. Sven Schneider

THE ARRANGERS

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:	/s/ Paul M. Cox

Name:	Paul M. Cox

DEUTSCHE BANK AG

By:	/s/ Tanja Engelbrecht	/s/ Markus Feyerabend

Name:	Tanja Engelbrecht	Markus Feyerabend

THE ORIGINAL LENDERS

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ Joachim Walgenbach

Name:	Joachim Walgenbach

MORGAN STANLEY BANK, N.A.

By:	/s/ Stephen B. King

Name:	Stephen B. King

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Stephen B. King

Name:	Stephen B. King

THE AGENT

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ Joachim Walgenbach

Address:	2, Boulevard Konrad Adenauer 1115 Luxembourg Luxembourg

Fax:	+352 421 22 95771

Attention:	International Loans & Agency Services